Exhibit 10.21

LEASE AGREEMENT

THIS LEASE AGREEMENT (this “Lease”) is made this 29 day of December, 2022, between ARE-CANADA NO. 5 HOLDINGS ULC, a British Columbia company (“Landlord”), and ENGENE INC., a corporation governed by the Canada Business Corporations Act (“Tenant”).

Building:	4868 Rue Levy, Saint-Laurent, Quebec, Canada

Premises:	That portion of the second floor of the Building, commonly known as Suite 220, containing approximately 10,620 rentable square feet, as determined by Landlord, as shown on Exhibit A.

Project:	The real property on which the Building in which the Premises are located, together with all improvements thereon and appurtenances thereto as described on Exhibit B.

Base Rent:	Initially, $36.50* per rentable square foot of the Premises per annum, subject to adjustment pursuant to Section 4 hereof.

*All amounts herein are in Canadian Dollars.

Rentable Area of Premises: 10,620 sq. ft.

Rentable Area of Project: 64,252 sq. ft.

Tenant’s Share of Operating Expenses: 16.53%

Security Deposit: $96,907.50

Target Commencement Date: September 1, 2023

Rent Adjustment Percentage: 2%

Base Term:

Beginning on the Commencement Date and ending 120 months from the first day of the first full month following the Rent Commencement Date. For clarity, if the Rent Commencement Date occurs on the first day of a month, the expiration of the Base Term shall be measured from that date. If the Rent Commencement Date occurs on a day other than the first day of a month, the expiration of the Base Term shall be measured from the first day of the following month.

Permitted Use:	Research and development laboratories, related offices and other related uses consistent with the character of the Project and otherwise in compliance with the provisions of Section 7 hereof.

Address for Rent Payment:	Landlord’s Notice Address:
26 North Euclid Avenue
To be provided prior to	Pasadena, CA 91101
Commencement Date	Attention: Corporate Secretary

Tenant’s Notice Address:
4868 Rue Levy, Suite 220
Saint-Laurent, Québec
Attention: Lease Administrator

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The following Exhibits and Addenda are attached hereto and incorporated herein by this reference:

[X] EXHIBIT A - PREMISES DESCRIPTION	[X] EXHIBIT B - DESCRIPTION OF PROJECT
[X] EXHIBIT C - SPACE PLANS	[X] EXHIBIT D - COMMENCEMENT DATE
[X] EXHIBIT E - RULES AND REGULATIONS	[X] EXHIBIT F - REMOVABLE INSTALLATIONS

1. Lease of Premises. Upon and subject to all of the terms and conditions hereof, Landlord hereby leases the Premises to Tenant and Tenant hereby leases the Premises from Landlord. The portions of the Project which are for the non-exclusive use of tenants of the Project are collectively referred to herein as the “Common Areas.” Subject to Landlord’s reasonable rules and restrictions, during the Term of the Lease, Tenant is permitted the non-exclusive use of the Common Areas in common with all of the other occupants and tenants of the Project. Landlord reserves the right to modify Common Areas, provided that such modifications do not materially adversely affect Tenant’s access to or use of the Premises for the Permitted Use. From and after the Commencement Date through the expiration of the Term, Tenant shall have access to the Building and the Premises 24 hours a day, 7 days a week, except in the case of emergencies, as the result of Legal Requirements, the performance by Landlord of any installation, maintenance or repairs in accordance with this Lease, and otherwise subject to the terms of this Lease.

2. Delivery; Acceptance of Premises; Commencement Date. Landlord shall use reasonable efforts to deliver the Premises to Tenant with the improvements described on the space plans and scope of work set forth on Exhibit C attached hereto (the “Improvements”) substantially completed (“Delivery” or “Deliver”) on or before the Target Commencement Date. Landlord shall cause the Improvements to be completed in a good and workmanlike manner substantially in accordance with the space plans and scope of work attached hereto as Exhibit C. The space plans and scope of work attached hereto as Exhibit C have been mutually agreed upon by Landlord and Tenant and Tenant shall have no right to request any changes thereto. If Landlord fails to Deliver the Premises by the Target Commencement Date, Landlord shall not be liable to Tenant for any loss or damage resulting therefrom, and this Lease shall not be void or voidable except as provided herein. Notwithstanding anything to the contrary contained herein, if Landlord fails to Deliver the Premises to Tenant within 60 days after the Target Commencement Date (as such date may be extended by Force Majeure delays and Supply Chain Delays, the “Abatement Date”), Base Rent payable with respect to the Premises shall be abated 1 day for each day after the Abatement Date that Landlord fails to Deliver the Premises to Tenant. If Landlord does not Deliver the Premises within 90 days of the Target Commencement Date for any reason other than Force Majeure (as defined in Section 34) delays and Supply Chain Delays, this Lease may be terminated by Tenant by written notice to Landlord, and if so terminated: (a) the Security Deposit, or any balance thereof (i.e., after deducting therefrom all amounts to which Landlord is entitled under the provisions of this Lease), shall be returned to Tenant, and (b) neither Landlord nor Tenant shall have any further rights, duties or obligations under this Lease, except with respect to provisions which expressly survive termination of this Lease. If Tenant does not elect to void this Lease within 10 business days of the lapse of such 90 day period, such right to void this Lease shall be waived and this Lease shall remain in full force and effect.

The “Commencement Date” shall be the date Landlord Delivers the Premises to Tenant. The “Rent Commencement Date” shall be the date that is 120 days after the Commencement Date. For greater certainty, no Base Rent shall be payable until the Rent Commencement Date. Upon request of Landlord, Tenant shall execute and deliver a written acknowledgment of the Commencement Date, the Rent Commencement Date and the expiration date of the Term when such are established in the form of the “Acknowledgement of Commencement Date” attached to this Lease as Exhibit D; provided, however, Tenant’s failure to execute and deliver such acknowledgment shall not affect Landlord’s rights hereunder. The “Term” of this Lease shall be the Base Term, as defined above on the first page of this Lease.

Landlord and Tenant acknowledge and agree that (i) as of the date of this Lease there exist significant global supply chain delays and shortages of construction materials, supplies and equipment (collectively, “Supply Chain Delays”), (ii) the availability of fixtures, equipment and/or materials required for the performance and/or substantial completion of the Improvements (collectively, “Required

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Materials”), may be subject to longer lead times than normally anticipated due to such Supply Chain Delays, (iii) the unavailability or delayed delivery of Required Materials may result in disruption to progress of the construction of the Improvements in the ordinary course, and (iv) the Target Commencement Date, the Commencement Date and the Rent Commencement Date shall be delayed for a period equal to the delay in the substantial completion of the Improvements resulting directly or indirectly from the unavailability or delayed delivery of Required Materials. Landlord shall use commercially reasonable and diligent efforts to obtain the Required Materials. Landlord shall use commercially reasonable efforts to mitigate the impacts of such Supply Chain Delays; provided, however, that Landlord shall not be required to incur any additional cost or expense in connection with such mitigation.

Except as otherwise expressly set forth in this Lease, including subject to the following paragraph,: (i) Tenant shall accept the Premises in their condition as of the Commencement Date; (ii) Landlord shall have no obligation for any defects in the Premises; and (iii) Tenant’s taking possession of the Premises shall be conclusive evidence that Tenant accepts the Premises. Any occupancy of the Premises by Tenant before the Commencement Date shall be subject to all of the terms and conditions of this Lease, including the obligation to pay Base Rent and Operating Expenses. Notwithstanding the foregoing, within 5 days following the Commencement Date, Tenant shall reach out to Landlord to coordinate a date mutually agreed upon by the parties when Landlord and Tenant shall conduct a walk-through and inspection of the Premises for the purpose of generating a “Punch List” reasonably acceptable to Landlord and Tenant, which Punch List shall identify in reasonable detail the items required to be completed by Landlord (“Punch List Items”). Landlord shall be responsible for completing, or causing to be completed, all Punch List Items reflected on the Punch List, at Landlord’s sole cost and expense. As set forth in Section 5(a) below and in the Work Letter, Tenant shall not be responsible for the cost of repairing hidden or latent defects in the Building or construction defects.

For the period of 30 consecutive days after the Commencement Date, Landlord shall, at its sole cost and expense (which shall not constitute an Operating Expense), be responsible for any repairs that are required to be made to the Building Systems (as defined in Section 13) serving the Premises, unless Tenant or any Tenant Party was responsible for the cause of such repair, in which case Tenant shall pay the cost. Tenant shall be entitled to receive the benefit of all construction warranties and manufacturer’s equipment warranties relating to equipment installed in the Premises. At Landlord’s option, Landlord shall either (a) be responsible for enforcing such warranties, or (b) assign the right to enforce such warranties to Tenant.

Tenant agrees and acknowledges that, except as expressly set forth in this Lease, neither Landlord nor any agent of Landlord has made any representation or warranty with respect to the condition of all or any portion of the Premises or the Project, and/or modify the suitability of the Premises or the Project for the conduct of Tenant’s business, and Tenant waives any implied or legal warranty that the Premises or the Project are suitable for the Permitted Use as of the date hereof or at any other moment during the Term. Without limiting the generality of the foregoing, Tenant hereby expressly waives the benefit of any warranty which Landlord may be bound by under Article 1858 of the Civil Code of Québec. This Lease constitutes the complete agreement of Landlord and Tenant with respect to the subject matter hereof and supersedes any and all prior representations, inducements, promises, agreements, understandings and negotiations which are not contained herein. Landlord in executing this Lease does so in reliance upon Tenant’s representations, warranties, acknowledgments and agreements contained herein.

3. Rent.

(a) Base Rent. Base Rent for the month in which Rent Commencement Date occurs (or, if the Rent Commencement Date does not occur on the first day of a calendar month, Base Rent for the first full calendar month following the Rent Commencement Date) and the Security Deposit shall be due and payable concurrently with Tenant’s delivery of an executed copy of this Lease to Landlord. Tenant shall pay to Landlord in advance, without demand, compensation, abatement, deduction or set-off, equal monthly installments of Base Rent on or before the first day of each calendar month during the Term

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hereof after the Rent Commencement Date, in lawful money of Canada, at the office of Landlord for payment of Rent set forth above, or to such other person or at such other place as Landlord may from time to time designate in writing, or via federally insured wire transfer (including ACH) pursuant to the wire instructions provided by Landlord. Payments of Base Rent for any fractional calendar month shall be prorated. The obligation of Tenant to pay Base Rent and other sums to Landlord and the obligations of Landlord under this Lease are independent obligations. Tenant shall have no right at any time to abate, compensate, reduce, or set-off any Rent (as defined in Section 5) due hereunder except for any abatement as may be expressly provided in this Lease.

(b) Additional Rent. In addition to Base Rent, Tenant agrees to pay to Landlord as additional rent (“Additional Rent”): (i) commencing on the Commencement Date, Tenant’s Share of “Operating Expenses” (as defined in Section 5), and (ii) any and all other amounts Tenant assumes or agrees to pay under the provisions of this Lease, including, without limitation, any and all other sums that may become due by reason of any default of Tenant or failure to comply with the agreements, terms, covenants and conditions of this Lease to be performed by Tenant, after any applicable notice and cure period.

(c) Tax Upon Rent. Tenant shall pay all goods and services taxes, sales taxes, value added taxes and any other existing or future tax of a similar nature, which may be imposed by any Governmental Authority (as defined in Section 9) (including without limitation the taxes commonly known as the goods and services tax (“GST”) and the Quebec sales tax (“QST”)), which may be imposed with respect to any Rent or other amounts payable in respect of goods and services furnished or provided by Landlord to Tenant, or in respect of the rental of space under this Lease, however such taxes are characterized. The amount of such taxes shall be calculated in accordance with the applicable legislation and will be paid to Landlord contemporaneously with the payment of the amounts in respect of which such taxes are payable (such as GST and QST), in accordance with the applicable legislation and in any event at least 10 days prior to the date upon which Landlord is required to remit such taxes to the taxing authority. Taxes payable by Tenant pursuant to this paragraph shall be deemed not to constitute rent for purposes of calculation of the taxes herein contemplated.

4. Base Rent Adjustments. Base Rent shall be increased on each annual anniversary of the Rent Commencement Date (provided, however, that if the Rent Commencement Date occurs on a day other than the first day of a calendar month, then Base Rent shall be increased on each annual anniversary of the first day of the first full calendar month immediately following the Rent Commencement Date) (each an “Adjustment Date”) by multiplying the Base Rent payable immediately before such Adjustment Date by the Rent Adjustment Percentage and adding the resulting amount to the Base Rent payable immediately before such Adjustment Date. Base Rent, as so adjusted, shall thereafter be due as provided herein. Base Rent adjustments for any fractional calendar month shall be prorated.

5. Operating Expense Payments. Landlord shall deliver to Tenant a written estimate of Operating Expenses and Tenant’s Share of Operating Expenses for each calendar year during the Term (the “Annual Estimate”), which may be revised by Landlord from time to time during such calendar year in the event the Operating Expenses vary. Commencing on the Commencement Date, and continuing thereafter on the first day of each month during the Term, Tenant shall pay Landlord an amount equal to 1/12th of Tenant’s Share of the Annual Estimate. Payments for any fractional calendar month shall be prorated.

The term “Operating Expenses” means, without duplication and without profit, all costs and expenses of any kind or description whatsoever incurred or accrued each calendar year by Landlord with respect to the Project, including, without duplication, (i) Taxes (as defined in Section 9), (ii) the cost of upgrades to the Building or Project or enhanced services provided at the Building and/or Project which are mandated or recommended by public health authorities which are reasonable intended to encourage social distancing, promote and protect health and physical well-being and/or reasonably intended to limit the spread of communicable diseases and/or viruses of any kind or nature that are more virulent than the seasonal flu (collectively, “Infectious Conditions”), (iii) the reasonable cost (including, without limitation, any commercially reasonable subsidies which Landlord may provide in connection with the Project

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Amenities) of the common area amenities (the “Project Amenities”) now or hereafter located at the Project, (iv) the cost of repairs, improvements and replacements, provided that to the extent that such repairs, improvements and/or replacements are reasonably determined by Landlord to be capital in nature (each, a “Capital Expenditure”), each Capital Expenditure shall, to the extent applicable as determined by Landlord, be amortized over the lesser of 10 years and the useful life of such capital repair, improvement or replacement, and (v) the costs of Landlord’s third party property manager or, if there is no third party property manager, administration rent in the amount of 4% of Base Rent, excluding only:

(a) the original design, development and construction costs of the Project and renovation prior to the date of this Lease and costs of correcting defects (including latent defects) affecting the Project or the Building;

(b) capital expenditures for expansions of the Project;

(c) interest, fees, principal payments of Mortgage (as defined in Section 27) debts of Landlord, financing costs and amortization of funds borrowed by Landlord, whether secured or unsecured;

(d) depreciation of the Project (except for capital improvements, the cost of which are includable in Operating Expenses);

(e) advertising, promotion funds, merchant association fees, legal and space planning expenses and leasing commissions and other costs and expenses incurred in procuring and leasing space to tenants for the Project, including any leasing office maintained in the Project, free rent, other tenant allowances or incentives, and tenant improvement allowances for tenants;

(f) legal and other expenses incurred in the negotiation or enforcement of other leases;

(g) completing, fixturing, improving, renovating, painting, redecorating or other work, which Landlord pays for or performs for other tenants within their premises, and costs of correcting defects in such work;

(h) costs to be reimbursed or paid by other tenants of the Project or Taxes to be paid directly by Tenant or other tenants of the Project, whether or not actually paid;

(i) salaries, wages, benefits and other compensation paid to officers and employees of Landlord who are not assigned in whole or in part to the operation, management, maintenance or repair of the Project;

(j) general organizational, administrative and overhead costs relating to maintaining Landlord’s existence, either as a corporation, partnership, or other entity, including general corporate, legal and accounting expenses;

(k) costs (including attorneys’ fees and costs of settlement, judgments and payments in lieu thereof) incurred in connection with disputes with other tenants, other occupants, or prospective tenants, and costs and expenses, including legal fees, incurred in connection with negotiations or disputes with employees, third parties, consultants, management agents, leasing agents, purchasers or mortgagees of the Building;

(l) costs incurred by Landlord due to the violation by Landlord, its employees, agents or contractors or any tenant of the terms and conditions of any lease of space in the Project or any Legal Requirement (as defined in Section 7);

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(m) penalties, fines or interest incurred as a result of Landlord’s inability or failure to make payment of Taxes or any other amounts required to be paid by Landlord and/or to file any tax or informational returns when due, or from Landlord’s failure to make any payment of Taxes or any other amounts required to be made by Landlord hereunder before delinquency;

(n) overhead and profit increment paid to Landlord or to subsidiaries or affiliates of Landlord for goods and/or services in or to the Project to the extent the same exceeds the costs of such goods and/or services rendered by unaffiliated third parties on a competitive basis;

(o) costs of Landlord’s charitable or political contributions, or of fine art maintained at the Project;

(p) costs in connection with services (including electricity), items or other benefits of a type which are not standard for the Project and which are not available to Tenant without specific charges therefor, but which are provided to another tenant or occupant of the Project, whether or not such other tenant or occupant is specifically charged therefor by Landlord;

(q) costs incurred in the sale, redevelopment or refinancing of the Project;

(r) income taxes of Landlord or the owner of any interest in the Project, franchise, capital stock, gift, estate or inheritance taxes or any federal, state or local documentary taxes imposed against the Project or any portion thereof or interest therein;

(s) the cost of Structural Items (as defined in Section 13);

(t) any expenses otherwise includable within Operating Expenses to the extent actually reimbursed by insurance policies required to be maintained by Landlord in accordance with Section 17 (or, if Landlord fails to maintain the insurance required to be carried by Landlord pursuant to Section 17, would have been reimbursed by insurance required to be carried by Landlord pursuant to Section 17);

(u) amounts paid as ground rental or emphyteutic rent (but not taxes or operating expenses) for the Project by Landlord;

(v) costs of repairs or other work necessitated by fire, windstorm or other casualty; provided such costs of repairs or other work shall be paid by the parties in accordance with the provisions of Sections 18;

(w) costs arising from the gross negligence or willful misconduct of Landlord or its lateness in making payments to third parties;

(x) costs incurred for off-site offices or facilities maintained in connection with the management, operation, engineering and/or security services provided to the Project and other properties owned by Landlord or affiliates of Landlord, in excess of the Project’s share of such costs as proportionately allocated among the Project and such other properties owned by Landlord or affiliates of Landlord;

(y) any costs incurred to remove, monitor, study, test or remediate, or otherwise related to the presence of Hazardous Materials in or about the Building, the Premises or the Project for which Tenant is not otherwise responsible under this Lease;

(z) costs, expenses and other items that this Lease expressly provides are at Landlord’s cost or expense;

(aa) costs, expenses and outlays pertaining to the completion of Punch List Items; and

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(bb) any expenses otherwise includable within Operating Expenses to the extent actually reimbursed by persons other than tenants of the Project under leases for space in the Project.

Landlord shall not be entitled to collect Operating Expenses from tenants of the Project in excess of 100% of the total Operating Expenses actually incurred or accrued by Landlord nor shall Landlord be entitled to make any profit from Landlord’s collection of Operating Expenses.

In addition, notwithstanding anything to the contrary contained in this Lease, Operating Expenses incurred or accrued by Landlord with respect to any capital improvements which are reasonably expected by Landlord to reduce overall Operating Expenses (for example, without limitation, by reducing energy usage at the Project) (the “Energy Savings Costs”) shall be amortized over a period of years equal to the least of (A) 10 years, (B) the useful life of such capital items, or (C) the quotient of (i) the Energy Savings Costs, divided by (ii) the annual amount of Operating Expenses reasonably expected by Landlord to be saved as a result of such capital improvements.

Within 90 days after the end of each calendar year (or such longer period as may be reasonably required), Landlord shall furnish to Tenant a statement (an “Annual Statement”) showing in reasonable detail: (a) the total and the actual Tenant’s Share of Operating Expenses for the previous calendar year, and (b) the total of Tenant’s payments in respect of Tenant’s Share of Operating Expenses for such year. If Tenant’s Share of actual Operating Expenses for such year exceeds Tenant’s payments of Operating Expenses for such year, the excess shall be due and payable by Tenant as Rent within 30 days after delivery of such Annual Statement to Tenant. If Tenant’s payments of Operating Expenses for such year exceed Tenant’s Share of actual Operating Expenses for such year Landlord shall pay the excess to Tenant within 30 days after delivery of such Annual Statement, except that after the expiration, or earlier termination of the Term or if Tenant is delinquent in its obligation to pay Rent, Landlord shall pay the excess to Tenant after deducting all other amounts due to Landlord. Landlord’s and Tenant’s obligations to pay any overpayments or deficiencies due pursuant to this paragraph shall survive the expiration or earlier termination of this Lease.

The Annual Statement shall be final and binding upon Tenant unless Tenant, within 30 days after Tenant’s receipt thereof, shall contest any item therein by giving written notice to Landlord, specifying each item contested and the reason therefor. If, during such 30 day period, Tenant reasonably and in good faith questions or contests the accuracy of Landlord’s statement of Tenant’s Share of Operating Expenses, Landlord will provide Tenant with access to Landlord’s books and records relating to the operation of the Project and such information as Landlord reasonably determines to be responsive to Tenant’s questions (the “Expense Information”). If after Tenant’s review of such Expense Information, Landlord and Tenant cannot agree upon the amount of Tenant’s Share of Operating Expenses, then Tenant shall have the right to have a regionally or nationally recognized independent public accounting firm selected by Tenant and approved by Landlord (which approval shall not be unreasonably withheld or delayed), working pursuant to a fee arrangement other than a contingent fee (at Tenant’s sole cost and expense), audit and/or review the Expense Information for the year in question (the “Independent Review”). The results of any such Independent Review shall be binding on Landlord and Tenant. If the Independent Review shows that the payments actually made by Tenant with respect to Operating Expenses for the calendar year in question exceeded Tenant’s Share of Operating Expenses for such calendar year, Landlord shall at Landlord’s option either (i) credit the excess amount to the next succeeding installments of estimated Operating Expenses or (ii) pay the excess to Tenant within 30 days after delivery of such statement, except that after the expiration or earlier termination of this Lease or if Tenant is delinquent in its obligation to pay Rent, Landlord shall pay the excess to Tenant after deducting all other amounts due to Landlord. If the Independent Review shows that Tenant’s payments with respect to Operating Expenses for such calendar year were less than Tenant’s Share of Operating Expenses for the calendar year, Tenant shall pay the deficiency to Landlord within 30 days after completion of the Independent Review. If the Independent Review shows that Tenant has overpaid with respect to Operating Expenses by more than 5% then Landlord shall reimburse Tenant for all costs incurred by Tenant for the Independent Review. Operating Expenses for the calendar years in which Tenant’s obligation to share therein begins and ends shall be prorated. Notwithstanding anything set forth herein to the contrary, if the Project is not at least 90% occupied on average during any year of the Term,

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Tenant’s Share of Operating Expenses for such year with respect to Variable Operating Expenses shall be computed as though the Project had been 90% occupied on average during such year. “Variable Operating Expenses” shall mean those Operating Expenses which vary by occupancy including, without limitation, electricity, trash removal and other Utilities (as defined in Section 11).

“Tenant’s Share” shall be the percentage set forth on the first page of this Lease as Tenant’s Share as reasonably adjusted by Landlord for changes in the physical size of the Premises or the Project occurring thereafter. Neither the Premises nor the Building shall be subject to re-measurement during the Base Term. Landlord may equitably increase Tenant’s Share for any item of expense or cost reimbursable by Tenant that relates to a repair, replacement, or service that benefits only the Premises or only a portion of the Project that includes the Premises or that varies with occupancy or use. Base Rent, Tenant’s Share of Operating Expenses and all other amounts payable by Tenant to Landlord hereunder are collectively referred to herein as “Rent.”

6. Security Deposit. As an essential condition of this Lease, Tenant shall deposit with Landlord, upon delivery of an executed copy of this Lease to Landlord, a security deposit (the “Security Deposit”) for the performance of all of Tenant’s obligations hereunder in the amount set forth on page 1 of this Lease, which Security Deposit shall be in the form of an unconditional and irrevocable letter of credit (the “Letter of Credit”): (i) in form and substance reasonably satisfactory to Landlord, (ii) naming Landlord as beneficiary, (iii) expressly allowing Landlord to draw upon it pursuant to the draw conditions set forth in the Letter of Credit at any time from time to time by delivering to the issuer notice that Landlord is entitled to draw thereunder, (iv) issued by a CDIC (Canadian Deposit Insurance Corporation)-insured financial institution satisfactory to Landlord, and (v) redeemable by presentation of a sight draft in the state of Landlord’s choice. If Tenant does not provide Landlord with a substitute Letter of Credit complying with all of the requirements hereof at least 10 days before the stated expiration date of any then current Letter of Credit, Landlord shall have the right to draw the full amount of the current Letter of Credit and hold the funds drawn in cash without obligation for interest thereon as the Security Deposit. The Security Deposit shall be held by Landlord without obligation for interest thereon as security for the performance of Tenant’s obligations under this Lease. The Security Deposit is not an advance rental deposit or a measure of Landlord’s damages in case of Tenant’s default. Upon each occurrence of a Default (as defined in Section 20), Landlord may use all or part of the Security Deposit to pay delinquent payments due under this Lease, future rent damages, and the cost of any damage, injury, expense or liability caused by such Default, without prejudice to any other remedy provided herein or provided by law. Landlord’s right to use the Security Deposit under this Section 6 includes the right to use the Security Deposit to pay future rent damages following the termination of this Lease pursuant to Section 21(c) below. Upon any use of all or any portion of the Security Deposit, Tenant shall pay Landlord on demand the amount that will restore the Security Deposit to its original amount. Upon bankruptcy or other debtor-creditor proceedings against Tenant, the Security Deposit shall be deemed to be applied first to the payment of Rent and other charges due Landlord for periods prior to the filing of such proceedings. Landlord’s obligation respecting the Security Deposit is that of a debtor, not a trustee; no interest shall accrue thereon. The Security Deposit shall be the property of Landlord, but shall be paid to Tenant when Tenant’s obligations under this Lease have been completely fulfilled. Landlord shall be released from any obligation with respect to the Security Deposit upon transfer of this Lease and the Premises to a person or entity assuming Landlord’s obligations under this Section 6. Tenant hereby waives the provisions of any law, now or hereafter in force, which provide that Landlord may claim from a security deposit only those sums reasonably necessary to remedy defaults in the payment of Rent, to repair damage caused by Tenant or to clean the Premises, it being agreed that Landlord may, in addition, claim those sums reasonably necessary to compensate Landlord for any other loss or damage, foreseeable or unforeseeable, caused by the act or omission of Tenant or any officer, employee, agent or invitee of Tenant. The Security Deposit, or any balance thereof (i.e., after deducting therefrom all amounts to which Landlord is entitled under the provisions of this Lease), shall be returned to Tenant (or, at Landlord’s option, to the last assignee of Tenant’s interest hereunder) within 90 days after the expiration or earlier termination of this Lease. Tenant hereby waives the benefit of any right contained in Article 2283 of the Civil Code of Québec.

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7. Use. The Premises shall be used solely for the Permitted Use set forth in the basic lease provisions on page 1 of this Lease, and in compliance with all laws, orders, judgments, ordinances, regulations, codes, directives, permits, licenses, covenants and restrictions now or hereafter applicable to the Premises, and to the use and occupancy thereof (collectively, “Legal Requirements” and each, a “Legal Requirement”). Tenant shall, upon 5 days’ written notice from Landlord, discontinue any use of the Premises which is declared by any Governmental Authority having jurisdiction to be a violation of a Legal Requirement. Tenant will not use or permit the Premises to be used for any purpose or in any manner that would void Tenant’s or Landlord’s insurance, increase the insurance risk (being understood that the Permitted Use as defined in this Lease will not increase the insurance risk), or cause the disallowance of any sprinkler or other credits. Tenant shall reimburse Landlord promptly upon demand for any additional premium charged for any such insurance policy by reason of Tenant’s failure to comply with the provisions of this Section or otherwise caused by Tenant’s particular use and/or occupancy of the Premises. Tenant will use the Premises in a careful, safe and proper manner and will not commit or permit waste, overload the floor or structure of the Premises, subject the Premises to use that would damage the Premises (reasonable wear and tear excepted) or obstruct or interfere with the rights of Landlord or other tenants or occupants of the Project, including conducting or giving notice of any auction, liquidation, or going out of business sale on the Premises, or using or allowing the Premises to be used for any unlawful purpose. Tenant shall cause any equipment or machinery to be installed in the Premises so as to reasonably prevent sounds or vibrations from the Premises from extending into Common Areas, or other space in the Project. Tenant shall not place any machinery or equipment that would overload the floor in or upon the Premises or transport or move such items through the Common Areas of the Project or in the Project elevators without the prior written consent of Landlord, not to be unreasonably withheld. Tenant shall not, without the prior written consent of Landlord (which consent shall not be unreasonably withheld), use the Premises in any manner which will require ventilation, air exchange, heating, gas, steam, electricity or water beyond the existing capacity of the Project as proportionately allocated to the Premises based upon Tenant’s Share as usually furnished for the Permitted Use. Tenant acknowledges that Landlord’s business operations are proprietary to Landlord. Absent prior written consent from Landlord, Tenant shall hold confidential and will not disclose to third parties, and shall require all Tenant Parties to hold confidential and not disclose to third parties, information regarding the systems, controls, equipment, programming, vendors, tenants, and specialized amenities of Landlord. Notwithstanding the foregoing, Tenant may disclose such information (x) to Tenant’s employees, board of directors, committees, lenders, investors, third parties, consultants and advisors as reasonably required in the ordinary course of Tenant’s operations, provided that Tenant shall request that such parties treat the information as confidential, and (y) for compliance with a valid order of a court or other governmental body having jurisdiction, or any law, statute, or regulation.

Tenant, at its sole expense, shall make any alterations or modifications to the interior of the Premises that are required by Legal Requirements related to Tenant’s use or occupancy of the Premises. Notwithstanding any other provision herein to the contrary, Tenant shall be responsible for any and all demands, claims, liabilities, losses, costs, expenses, actions, causes of action, damages or judgments, and all reasonable expenses incurred in investigating or resisting the same (including, without limitation, reasonable attorneys’ fees, charges and disbursements and costs of suit) (collectively, “Claims”) arising out of or in connection with Legal Requirements to the extent related to Tenant’s specific use of the Premises or Alterations (as defined in Section 12), and Tenant shall indemnify, defend, hold and save Landlord harmless from and against any and all Claims arising out of or in connection with any failure of the Premises to comply with any Legal Requirement.

Nothing contained in this Lease shall (i) confer upon the Tenant the exclusive right to sell or provide in the Project any of the products or services (if allowed under the Permitted Use) permitted to be sold or provided from the Premises, nor (ii) prevent the Landlord from leasing any other premises in the Project to any other tenant(s) carrying on a business which is similar in whole or in part to the Permitted Use.

Furthermore, the present Lease may not be interpreted in a way which would make it conditional to Tenant obtaining, from any applicable authorities, a permit, consent or authorization related to the Permitted Use. Tenant shall thus be solely responsible to obtain, at its cost, all necessary permits,

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consents and authorizations necessary to its occupation of the Premises and the carrying out of the Permitted Use.

8. Holding Over. If, with Landlord’s express written consent, Tenant retains possession of the Premises after the termination of the Term, (i) unless otherwise agreed in such written consent, such possession shall be, notwithstanding Article 1879 of the Civil Code of Quebec, subject to immediate termination by Landlord at any time, (ii) all of the other terms and provisions of this Lease (including, without limitation, the adjustment of Base Rent pursuant to Section 4 hereof) shall remain in full force and effect (excluding any expansion or renewal option or other similar right or option) during such holdover period, (iii) Tenant shall continue to pay Base Rent in the amount payable upon the date of the expiration or earlier termination of this Lease or such other amount as Landlord may indicate, in Landlord’s sole and absolute discretion, in such written consent, and (iv) all other payments shall continue under the terms of this Lease. If Tenant remains in possession of the Premises after the expiration or earlier termination of the Term without the express written consent of Landlord, (A) there shall be no tacit renewal of this Lease and Tenant shall become a tenant at sufferance upon the terms of this Lease except that the monthly rental shall be equal to 150% of Rent in effect during the last 30 days of the Term, and (B) Tenant shall be responsible for all damages suffered by Landlord resulting from or occasioned by Tenant’s holding over, including consequential and indirect damages. Notwithstanding Article 1879 of the Civil Code of Quebec, no holding over by Tenant, whether with or without consent of Landlord, shall operate to extend this Lease except as otherwise expressly provided, and this Section 8 shall not be construed as consent for Tenant to retain possession of the Premises. Acceptance by Landlord of Rent after the expiration of the Term or earlier termination of this Lease shall not result in a renewal or reinstatement of this Lease.

9. Taxes. As used herein, the term “Taxes” shall mean, without duplication or profit, all taxes, levies, fees, assessments and governmental charges of any kind, existing as of the Commencement Date or thereafter enacted, imposed by any federal, provincial, regional, municipal, or other governmental authority or agency, including, without limitation, quasi-public agencies including school taxation authorities (collectively, “Governmental Authority”) including any goods and services taxes, sales taxes, value added taxes, tax based upon or measured by the assessed valuation of the Premises or gross rentals or receipts from the Premises, assessments, special assessments, surtaxes (including without limitation the surtax on non-residential immovables), levies, fees, water and sewer rents, utility charges and other governmental and similar charges, including, without limitation, any payment in lieu of taxes, maintenance charges, and other governmental impositions and charges, whether general or special, ordinary or extraordinary, foreseen or unforeseen, of any kind or nature whatsoever, and whether or not the same shall have been within the express contemplation of the parties hereto, which are levied or assessed or are otherwise due during the Term (collectively, “Taxes”) against (i) Landlord and which relate to Landlord’s ownership of the Premises, the use, occupancy, operation or possession of the Premises or any part thereof or the transactions contemplated by this Lease, including, if applicable, transfer taxes or mutation duties relating to the conveyance of the Premises to Tenant or its affiliates or in connection with the exercise of Landlord’s remedies after a Default hereunder, (ii) the Premises or this Lease or the interest of Tenant or Landlord therein (subject to clause (b) below) or herein, (iii) Base Rent or Additional Rent or other sums payable by Tenant hereunder, (iv) the use, occupancy, construction, repair or rebuilding of the Premises or any portion thereof, or (v) gross receipts from the Premises. Tenant shall pay, prior to delinquency, any and all Taxes levied or assessed against any of Tenant’s personal movable property placed by Tenant in the Premises. Taxes shall not include interest or penalties incurred except to the extent that such interest or penalties are due to any late payment of Rent by Tenant. If any Taxes on Tenant’s personal movable property are levied against Landlord or Landlord’s property, or if the assessed valuation of the Project is increased, as reasonably demonstrated by Landlord with the relevant assessment documents, by a value attributable to improvements in or alterations to the Premises, whether owned by Landlord or Tenant and whether or not affixed to the immovable property so as to become a part thereof, higher than the base valuation on which Landlord from time-to-time allocates Taxes to all tenants in the Project, Landlord shall have the right, but not the obligation, to pay such Taxes. The amount of any such payment by Landlord shall constitute Additional Rent due from Tenant to Landlord immediately upon demand.

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In the event of a change in law after the date of this Lease which results in Capital Tax being payable by the owner of the Property, Tenant shall pay Tenant’s Share of the Proportionate Share (as defined below) of such Capital Tax for each year from and after the change in law (or pro rata portion thereof for any partial year). For purposes hereof, the expression “Capital Tax” means any taxes payable by the owner from time to time of the Property, or if the owner of the Property at any time is a partnership, the partners of such partnership, or if there is more than one owner, by each of them (such persons referred to in this paragraph as the “taxpayer”, under any legislation of any authority having jurisdiction now or hereafter in effect imposing taxes on account of capital, taxable capital, or paid-up capital of the taxpayer, such as, without limitation, the tax commonly known as tax on large corporations payable under Part 1.3 of the Income Tax Act (Canada) and the tax on capital payable under Part IV of the Taxation Act (Quebec), as amended or replaced from time to time, and any tax to the same or substantially the same effect. The “Proportionate Share” of Capital Tax for any year shall be the amount determined by multiplying the total amount of the Capital Tax payable in respect of such year by a fraction, the numerator of which is the assessed value of the Project for real estate tax for municipal real estate tax purposes for such year and the denominator of which is the aggregate assessed value for such purposes of (i) if the tax in question is a provincial tax, all real estate owned by the taxpayer in the province of Quebec as at the end of the taxpayer’s fiscal year which ends during such year, and (ii) if the tax in question is a federal tax, all real estate owned by the taxpayer in Canada as at the end of such fiscal year.

10. Parking. Subject to all applicable Legal Requirements, Force Majeure, a Taking (as defined in Section 19 below) and the exercise by Landlord of its rights hereunder, Tenant shall have the right, in common with other tenants of the Project, to park in those areas designated for non-reserved parking in the parking areas serving the Project, pro rata in accordance with the Rentable Area of Premises and the rentable areas of the Project occupied by such other tenants, subject in each case to Landlord’s rules and regulations. Landlord may allocate parking spaces among Tenant and other tenants in the Project pro rata as described above if Landlord determines that such parking facilities are becoming crowded. Landlord shall not be responsible for enforcing Tenant’s parking rights against any third parties, including other tenants of the Project.

11. Utilities, Services.

(a) Generally. Landlord shall provide, subject to the terms of this Section 11, water, electricity, heat, light, power, sewer, and other utilities (including gas and fire sprinklers to the extent the Project is plumbed for such services), with respect to the Common Areas only, refuse and trash collection and janitorial services (collectively, “Utilities”). Landlord shall pay, as Operating Expenses or subject to Tenant’s reimbursement obligation, for all Utilities used on the Premises, all maintenance charges for Utilities, and any storm sewer charges or other similar charges for Utilities imposed by any Governmental Authority or Utility provider, and any taxes, penalties, surcharges or similar charges thereon. Landlord may cause, at Tenant’s expense, any Utilities to be separately metered or charged directly to Tenant by the provider. Tenant shall pay directly to the Utility provider, prior to delinquency, any separately metered Utilities and services which may be furnished to Tenant or the Premises during the Term. Tenant shall pay, as part of Operating Expenses, its share of all charges for jointly metered Utilities based upon consumption, as reasonably determined by Landlord. No interruption or failure of Utilities, from any cause whatsoever other than Landlord’s willful misconduct, shall result in eviction or constructive eviction of Tenant, termination of this Lease or the abatement of Rent. Tenant shall be responsible for obtaining and paying for its own janitorial services for the Premises.

Tenant agrees to provide Landlord with read-only access to Tenant’s water and/or energy usage data on a monthly basis, either by providing Tenant’s applicable utility login credentials to Landlord’s Measurabl online portal, or by another delivery method reasonably agreed to by Landlord and Tenant. If the Measurabl online portal is not compatible with Hydro-Quebec, then the parties shall agree upon another method for providing Landlord with read-only access to Tenant’s water and/or energy usage data on a monthly basis.

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(b) Emergency Generator. Landlord’s sole obligation for either providing emergency generators or providing emergency back-up power to Tenant shall be: (i) to provide emergency generator(s) with not less than the capacity of the emergency generator(s) located in the Building as of the Commencement Date, and (ii) to contract with a third party to maintain the emergency generator(s) as per the manufacturer’s standard maintenance guidelines. Except as otherwise provided in the immediately preceding sentence, Landlord shall have no obligation to provide Tenant with operational emergency generators or back-up power or to supervise, oversee or confirm that the third party maintaining the emergency generator(s) is maintaining the generator(s) as per the manufacturer’s standard guidelines or otherwise. During any period of replacement, repair or maintenance of the emergency generator(s) when the emergency generator(s) are not operational, including any delays thereto due to the inability to obtain parts or replacement equipment, Landlord shall have no obligation to provide Tenant with an alternative back-up generator or generators or alternative sources of back-up power. Tenant expressly acknowledges and agrees that Landlord does not guarantee that such emergency generator(s) will be operational at all times or that emergency power will be available to the Premises when needed.

12. Alterations and Tenant’s Property. Any alterations, additions, or improvements made to the Premises by or on behalf of Tenant, including additional locks or bolts of any kind or nature upon any doors or windows in the Premises, but excluding installation, removal or realignment of furniture systems (other than removal of furniture systems owned or paid for by Landlord) not involving any modifications to the structure or connections (other than by ordinary plugs or jacks) to Building Systems (as defined in Section 13) (“Alterations”) shall be subject to Landlord’s prior written consent, which may be given or withheld in Landlord’s sole discretion if any such Alteration affects the structure or Building Systems and shall not be otherwise unreasonably withheld, conditioned or delayed. Tenant may construct nonstructural, cosmetic Alterations in the Premises without Landlord’s prior approval if the aggregate cost of all such work in any 12 month period does not exceed $50,000 (a “Notice-Only Alteration”), provided (except in the case of decorations, moving of Tenant’s furniture and minor cosmetic work) Tenant notifies Landlord in writing of such intended Notice-Only Alteration, and such notice shall be accompanied by plans (only if a permit is required for such work), specifications, work contracts and such other information concerning the nature and cost of the Notice-Only Alteration as may be reasonably requested by Landlord, which notice and accompanying materials shall be delivered to Landlord not less than 15 business days in advance of any proposed Notice-Only Alteration. If Landlord approves any Alterations, Landlord may impose such conditions on Tenant in connection with the commencement, performance and completion of such Alterations as Landlord may deem appropriate in Landlord’s reasonable discretion. Any request for approval shall be in writing, delivered not less than 15 business days in advance of any proposed construction, and accompanied by plans, specifications, bid proposals, work contracts and such other information concerning the nature and cost of the alterations as may be reasonably requested by Landlord, including the identities and mailing addresses of all persons performing work or supplying materials. Landlord’s right to review plans and specifications and to monitor construction shall be solely for its own benefit, and Landlord shall have no duty to ensure that such plans and specifications or construction comply with applicable Legal Requirements. Tenant shall cause, at its sole cost and expense, all Alterations to comply with insurance requirements and with Legal Requirements and shall implement at its sole cost and expense any alteration or modification required by Legal Requirements as a result of any Alterations. Tenant shall pay to Landlord, as Additional Rent, on demand an amount equal to the reasonable out-of-pocket costs incurred by Landlord with respect to each such Alteration for plan review, coordination, scheduling and supervision. Before Tenant begins any Alteration, Landlord may post on and about the Premises notices of non-responsibility pursuant to applicable law. Tenant shall reimburse Landlord for, and indemnify and hold Landlord harmless from, any expense incurred by Landlord by reason of faulty work done by Tenant or its contractors, delays caused by such work, or inadequate cleanup.

Tenant shall assure payment for the completion of all Alterations work free and clear of liens and hypothecs and shall provide (and cause each contractor or subcontractor to provide) certificates of insurance for worker’s compensation and other coverage in amounts and from an insurance company satisfactory to Landlord protecting Landlord against liability for personal injury or property damage during construction. Upon completion of any Alterations, Tenant shall deliver to Landlord: (i) sworn statements

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from a senior officer of the Tenant setting forth that all Alterations have been completed substantially in accordance with the plans and specifications approved by the Landlord, all accounts in respect of same have been paid in full and that the period pursuant to the Civil Code of Quebec within which workmen, material suppliers, contractors or subcontractors in connection with the completion of the Alterations may register a legal hypothec for unpaid work or services or materials supplied with no legal hypothec having been registered is expired, and the names of all contractors and subcontractors who did the work; (ii) all valid, up-to-date certificates issued from/under the Commission des normes, de l’équité, de la santé et de la sécurité du travail, the Occupational Health and Safety Act (Quebec) and the Act Respecting Industrial Accidents and Occupational Diseases in respect of each contractor and subcontractor who did work in connection with the Alterations; and (iii) “as built” plans for any such Alteration.

Except for Removable Installations (as hereinafter defined), all Installations (as hereinafter defined) shall be and shall remain the property of Landlord during the Term and following the expiration or earlier termination of the Term, shall not be removed by Tenant at any time during the Term, and shall remain upon and be surrendered with the Premises as a part thereof. Notwithstanding the foregoing, Landlord may, at the time its approval of any such Installation is requested or at the time it receives notice of a Notice-Only Alteration, notify Tenant that Landlord requires that Tenant remove such Installation upon the expiration or earlier termination of the Term, in which event Tenant shall remove such Installation in accordance with the immediately succeeding sentence. Upon the expiration or earlier termination of the Term, Tenant shall remove (i) all wires, cables or similar equipment which Tenant has installed in the Premises or in the risers or plenums of the Building, (ii) any Installations for which Landlord has given Tenant notice of removal in accordance with the immediately preceding sentence, and (iii) all of Tenant’s Property (as hereinafter defined), and Tenant shall restore and repair any damage caused by or occasioned as a result of such removal, including, without limitation, capping off all such connections behind the walls of the Premises and repairing any holes. During any restoration period beyond the expiration or earlier termination of the Term, Tenant shall pay Rent to Landlord as provided herein as if said space were otherwise occupied by Tenant. If Landlord is requested by Tenant or any lender, lessor or other person or entity claiming an interest in any of Tenant’s Property to waive any lien Landlord may have against any of Tenant’s Property, and Landlord consents to such waiver, then Landlord shall be entitled to reimbursement from Tenant for its actual, reasonable out-of-pocket costs incurred in connection with the preparation and negotiation of each such waiver of lien.

For purposes of this Lease, (x) “Removable Installations” means any items listed on Exhibit F attached hereto and any items agreed by Landlord in writing to be included on Exhibit F in the future, (y) “Tenant’s Property” means Removable Installations and, other than Installations, any personal or movable property or equipment of Tenant that may be removed without material damage to the Premises, and (z) “Installations” means all property of any kind paid for by Landlord, all Alterations, all fixtures, and all partitions, hardware, built-in machinery, built-in casework and cabinets and other similar additions, equipment, property and improvements built into the Premises so as to become an integral part of the Premises, including, without limitation, fume hoods which penetrate the roof or plenum area, built-in cold rooms, built-in warm rooms, walk-in cold rooms, walk-in warm rooms, deionized water systems, glass washing equipment, autoclaves, chillers, built-in plumbing, electrical and mechanical equipment and systems, and any power generator and transfer switch.

13. Landlord’s Repairs. Landlord shall, at Landlord’s sole expense (and not as an Operating Expense), be responsible for capital repairs and replacements of the roof (not including the roof membrane), all parts of the footings, foundations, exterior wall assemblies, including bearing walls, trusses, structural steel, structural wood, structural concrete, joists, beams, columns, roof deck and structure, curtain walls, subfloors of the Project and underground tanks (collectively, “Structural Items”) unless the need for such repairs or replacements is caused by Tenant or any Tenant Parties, in which case Tenant shall bear the full cost to repair or replace such Structural Items. Landlord shall, as an Operating Expense, be responsible for the routine maintenance and repair of such Structural Items. Landlord, as an Operating Expense, shall maintain, repair and replace the roof membrane and (a) all of the exterior, parking and other Common Areas of the Project (including, but not limited to, the Shared Lab Areas and Shared Conference Areas), and (b) all Building systems serving the Premises and other portions of the Project including, without limitation, HVAC, plumbing, fire sprinklers (“Building Systems”),

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in good repair, reasonable wear and tear and uninsured losses (unless such loss would have been reimbursed by insurance required to be carried by Landlord pursuant to Section 17, and Landlord failed to maintain such insurance) and damages caused by Tenant, or by any of Tenant’s assignees, sublessees, licensees, agents, servants, employees, invitees and contractors (or any of Tenant’s assignees, sublessees and/or licensees respective agents, servants, employees, invitees and contractors) (collectively, “Tenant Parties”) excluded. Losses and damages caused by Tenant or any Tenant Party shall be repaired by Landlord, to the extent not covered by insurance, at Tenant’s sole cost and expense. Landlord reserves the right to stop Building Systems services when necessary (i) by reason of accident or emergency, or (ii) for planned repairs, alterations or improvements, which are, in the judgment of Landlord, desirable or necessary to be made, until said repairs, alterations or improvements shall have been completed. Landlord shall have no responsibility or liability for failure to supply Building Systems services during any such period of interruption; provided, however, that Landlord shall, except in case of emergency, make a commercially reasonable effort to give Tenant 2 business days’ advance notice of any planned stoppage of Building Systems services for routine maintenance, repairs, alterations or improvements. Landlord shall use reasonable efforts to minimize interference with Tenant’s operations in the Premises in connection with the stoppage of Building Systems or in the undertaking of maintenance and repairs pursuant to this Section 13. Tenant shall promptly give Landlord written notice of any repair that Tenant acquires knowledge of required by Landlord pursuant to this Section, after which Landlord shall make a commercially reasonable effort to effect such repair. Landlord shall not be liable for any failure to make any repairs or to perform any maintenance unless such failure shall persist for an unreasonable time after Tenant’s written notice of the need for such repairs or maintenance. Landlord shall use reasonable efforts to act diligently and expeditiously in the completion of such repairs. Tenant waives its rights under any provincial or municipal law to terminate this Lease or to make such repairs at Landlord’s expense and agrees that the parties’ respective rights with respect to such matters shall be solely as set forth herein. Repairs required as the result of fire, earthquake, flood, vandalism, war, or similar cause of damage or destruction shall be controlled by Section 18.

14. Tenant’s Repairs. Subject to Section 13 hereof, Tenant, at its expense, shall repair, replace and maintain in good condition (subject to reasonable wear and tear) all portions of the Premises, including, without limitation, entries, doors, ceilings, interior windows, interior walls, and the interior side of demising walls. Should Tenant fail to make any such repair or replacement or fail to maintain the Premises, Landlord shall give Tenant notice of such failure. If Tenant fails to commence cure of such failure within 10 days of Landlord’s notice, and thereafter diligently prosecute such cure to completion, Landlord may perform such work and shall be reimbursed by Tenant within 10 days after demand therefor; provided, however, that if such failure by Tenant creates or could create an emergency, Landlord may immediately commence cure of such failure and shall thereafter be entitled to recover the costs of such cure from Tenant. Subject to Sections 17 and 18, Tenant shall bear the full uninsured cost of any repair or replacement to any part of the Project that results from damage caused by Tenant or any Tenant Party and any repair that benefits only the Premises.

15. Legal Hypothecs. Tenant shall promptly pay all its contractors, suppliers and workmen for any work or services performed or materials supplied which might give rise to a legal hypothec or other encumbrance and shall ensure that no legal hypothec or other encumbrance is registered against the Premises and the Project or any part thereof or the Tenant’s interest in this Lease with regard to or arising from any work or services performed or goods or materials furnished to or for the benefit of the Tenant, or by reason of any other cause or matter attributable to the Tenant. Should a legal hypothec or other encumbrance be registered against the Premises and the Project or any part thereof or the Tenant’s interest in this Lease by reason of any cause or matter attributable to the Tenant, the Tenant shall obtain mainlevée, by bond or otherwise, of any legal hypothec or encumbrance against the Premises or against the Project within 15 days after its registration, at Tenant’s sole cost and shall otherwise keep the Premises and the Project free from any legal hypothec or encumbrance arising out of work or services performed, materials supplied or obligations incurred by Tenant. Should Tenant fail to obtain mainlevée, bond over, or post a letter of credit with Landlord with respect to any legal hypothec or encumbrance described herein, Landlord shall have the right, but not the obligation, to pay such claim and take such actions as it deems appropriate in order to cause the immediate discharge thereof (which payments and actions may, without limitation, include the payment of the amounts secured by such legal hypothec or

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encumbrance into court or directly to the beneficiary of the legal hypothec or encumbrance) and the cost thereof shall be immediately due from Tenant as Additional Rent. If Tenant shall lease or finance the acquisition of equipment, furnishings, or other personal property of a removable nature utilized by Tenant in the operation of Tenant’s business, Tenant warrants that any registrations filed as a matter of public record by any lessor or creditor of Tenant will upon its face or by exhibit thereto indicate that such registration is applicable only to Tenant’s Personal Property located within the Premises. In no event shall the address of the Project be furnished on the registration without qualifying language as to applicability of the lien or hypothec only to Tenant’s Personal Property, located in an identified suite held by Tenant.

16. Indemnification. Subject to the penultimate paragraph of Section 17, Tenant hereby indemnifies and agrees to defend, save and hold Landlord, its officers, directors, employees, managers, agents, sub-agents, constituent entities and lease signators (collectively, “Landlord Indemnified Parties”) harmless from and against any and all Claims for injury or death to persons or damage to property occurring within or about the Premises or the Project arising directly or indirectly out of use or occupancy of the Premises or the Project (including, without limitation, any act, omission or neglect by Tenant or any Tenant’s Parties in or about the Premises or at the Project) or a breach or default by Tenant in the performance of any of its obligations hereunder, except to the extent caused by the willful misconduct or gross fault of Landlord Indemnified Parties. Landlord shall not be liable to Tenant for, and Tenant assumes all risk of damage to, personal property (including, without limitation, loss of records kept within the Premises). Tenant further waives any and all Claims for injury to Tenant’s business or loss of income relating to any such damage or destruction of personal property (including, without limitation, any loss of records). Landlord Indemnified Parties shall not be liable for any damages arising from any act, omission or neglect of any tenant in the Project or of any other third party or Tenant Parties.

17. Insurance. Landlord shall maintain all risk property and, if applicable, sprinkler damage insurance covering the full replacement cost of the Project. Landlord shall further procure and maintain commercial general liability insurance with a single loss limit of not less than $2,000,000 for bodily injury and property damage with respect to the Project. Landlord may, but is not obligated to, maintain such other insurance and additional coverages as it may deem necessary, including, but not limited to, flood, environmental hazard and earthquake, loss or failure of building equipment, errors and omissions, rental loss during the period of repair or rebuilding, workers’ compensation insurance and fidelity bonds for employees employed to perform services and insurance for any improvements installed by Tenant or which are in addition to the standard improvements customarily furnished by Landlord without regard to whether or not such are made a part of the Project. All such insurance shall be included as part of the Operating Expenses. The Project may be included in a blanket policy (in which case the cost of such insurance allocable to the Project will be determined by Landlord based upon the insurer’s cost calculations). Tenant shall also reimburse Landlord for any increased premiums or additional insurance which Landlord reasonably deems necessary as a result of Tenant’s particular use of the Premises.

Tenant, at its sole cost and expense, shall maintain during the Term: all risk property insurance with business interruption and extra expense coverage, covering the full replacement cost of all property and improvements installed or placed in the Premises by Tenant at Tenant’s expense; all required workers’ compensation and CSST (Commission de la santé et sécurité au travail) contributions; and commercial general liability insurance, with a minimum limit of not less than $2,000,000 per occurrence for bodily injury and property damage with respect to the Premises. The commercial general liability insurance maintained by Tenant shall name Alexandria Real Estate Equities, Inc., and Landlord, its officers, directors, employees, managers, mandataries, agents, sub-agents, constituent entities and lease signators (collectively, “Landlord Insured Parties”), as additional insureds; insure on an occurrence and not a claims-made basis; be issued by insurance companies which have a rating of not less than policyholder rating of A and financial category rating of at least Class X in “Best’s Insurance Guide”; shall not be cancelable for nonpayment of premium unless 30 days prior written notice shall have been given to Landlord from the insurer; not contain a hostile fire exclusion; contain a contractual liability endorsement; and provide primary coverage to Landlord Insured Parties (any policy issued to Landlord Insured Parties providing duplicate or similar coverage shall be deemed excess over Tenant’s policies, regardless of limits). Certificates of insurance showing the limits of coverage required hereunder and

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showing Landlord as an additional insured, along with reasonable evidence of the payment of premiums for the applicable period, shall be delivered to Landlord by Tenant (i) concurrent with Tenant’s delivery to Landlord of a copy of this Lease executed by Tenant, and (ii) prior to each renewal of said insurance. Tenant’s policy may be a “blanket policy” with an aggregate per location endorsement which specifically provides that the amount of insurance shall not be prejudiced by other losses covered by the policy. Tenant shall, at least 5 days prior to the expiration of such policies, furnish Landlord with renewal certificates.

In each instance where insurance is to name Landlord as an additional insured, Tenant shall upon written request of Landlord also designate and furnish certificates so evidencing Landlord as additional insured to: (i) any lender of Landlord holding a security interest in the Project or any portion thereof, (ii) the landlord under any lease wherein Landlord is tenant of the real property on which the Project is located, if the interest of Landlord is or shall become that of a tenant under a ground or other underlying lease rather than that of a fee owner, and/or (iii) any management company retained by Landlord to manage the Project.

The property insurance obtained by Landlord and Tenant shall include a waiver of subrogation by the insurers and all rights based upon an assignment from its insured, against Landlord or Tenant, and their respective officers, directors, employees, managers, agents, mandataries, invitees and contractors (“Related Parties”), in connection with any loss or damage thereby insured against. Neither party nor its respective Related Parties shall be liable to the other for loss or damage caused by any risk insured against under property insurance required to be maintained hereunder, and each party waives any claims against the other party, and its respective Related Parties, for such loss or damage. The failure of a party to insure its property shall not void this waiver. Landlord and its respective Related Parties shall not be liable for, and Tenant hereby waives all claims against such parties for, business interruption and losses occasioned thereby sustained by Tenant or any person claiming through Tenant resulting from any accident or occurrence in or upon the Premises or the Project from any cause whatsoever. If the foregoing waivers shall contravene any law with respect to exculpatory agreements, the liability of Landlord or Tenant shall be deemed not released but shall be secondary to the other’s insurer.

Landlord may require insurance policy limits to be raised to conform with requirements of Landlord’s lender and/or to bring coverage limits to levels then being generally required of new tenants within the Project; provided, however, that the increased amount of coverage is consistent with coverage amounts then being required by institutional owners of similar projects with tenants occupying similar size premises in the geographical area in which the Project is located.

18. Restoration. If, at any time during the Term, the Project or the Premises are damaged or destroyed by a fire or other insured casualty, Landlord shall notify Tenant within 60 days after discovery of such damage as to the amount of time Landlord reasonably estimates it will take to restore the Project or the Premises, as applicable (the “Restoration Period”). If the Restoration Period is estimated to exceed 18 months (the “Maximum Restoration Period”), Landlord may, in such notice, elect to terminate this Lease as of the date that is 75 days after the date of discovery of such damage or destruction; provided, however, that notwithstanding Landlord’s election to restore, Tenant may elect to terminate this Lease by written notice to Landlord delivered within 5 business days of receipt of a notice from Landlord estimating a Restoration Period for the Premises longer than the Maximum Restoration Period. Unless either Landlord or Tenant so elects to terminate this Lease, Landlord shall, subject to receipt of sufficient insurance proceeds (with any deductible to be treated as a current Operating Expense), promptly restore the Premises (excluding the improvements installed by Tenant or by Landlord and paid for by Tenant), subject to delays arising from the collection of insurance proceeds, from Force Majeure events or as needed to obtain any license, clearance or other authorization of any kind required to enter into and restore the Premises issued by any Governmental Authority having jurisdiction over the use, storage, handling, treatment, generation, release, disposal, removal or remediation of Hazardous Materials (as defined in Section 30) in, on or about the Premises (but excluding in each case any such license, clearance or other authorization pertaining to other premises or tenants) (collectively referred to herein as “Hazardous Materials Clearances”); provided, however, that if repair or restoration of the Premises is not substantially complete as of the end of the Maximum Restoration Period or, if longer, the

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Restoration Period, Landlord may, in its sole and absolute discretion, elect not to proceed with such repair and restoration, or Tenant may by written notice to Landlord delivered within 5 business days of the expiration of the Maximum Restoration Period or, if longer, the Restoration Period, elect to terminate this Lease, in which event Landlord shall be relieved of its obligation to make such repairs or restoration and this Lease shall terminate as of the date that is 75 days after the later of: (i) discovery of such damage or destruction, or (ii) the date all required Hazardous Materials Clearances are obtained, but Landlord shall retain any Rent paid and the right to any Rent payable by Tenant prior to such election by Landlord or Tenant.

Tenant, at its expense, promptly upon Landlord’s completion of all repairs or restoration required to be done by Landlord pursuant this Section 18, shall promptly perform, subject to delays arising from the collection of insurance proceeds, from Force Majeure events or to obtain Hazardous Material Clearances, shall make all repairs or restoration to the installments installed by Tenant or by Landlord and paid for by Tenant and shall promptly re-enter the Premises and commence doing business in accordance with this Lease. Notwithstanding the foregoing, either Landlord or Tenant may terminate this Lease upon written notice to the other if the Premises are damaged during the last year of the Term and Landlord reasonably estimates that it will take more than 2 months to repair such damage; provided, however, that such notice is delivered within 10 business days after the date that Landlord provides Tenant with written notice of the estimated Restoration Period. Notwithstanding anything to the contrary contained herein, Landlord shall also have the right to terminate this Lease if insurance proceeds are not available for such restoration. Rent shall be abated from the date all required Hazardous Material Clearances are obtained until the Premises are repaired and restored, in the proportion which the area of the Premises, if any, which is not usable by Tenant bears to the total area of the Premises, unless Landlord provides Tenant with other space reasonably acceptable to Tenant during the period of repair that is suitable for the temporary conduct of Tenant’s business. In the event that no Hazardous Material Clearances are required to be obtained by Tenant with respect to the Premises, rent abatement shall commence on the date of discovery of the damage or destruction. Such abatement shall be the sole remedy of Tenant, and except as provided in this Section 18, Tenant waives any right to terminate this Lease by reason of damage or casualty loss.

The provisions of this Lease, including this Section 18, constitute an express agreement between Landlord and Tenant with respect to any and all damage to, or destruction of, all or any part of the Premises, or any other portion of the Project, and any statute or regulation which is now or may hereafter be in effect shall have no application to this Lease or any damage or destruction to all or any part of the Premises or any other portion of the Project, the parties hereto expressly agreeing that this Section 18 sets forth their entire understanding and agreement with respect to such matters.

19. Condemnation. If the whole or any material part of the Premises or the Project is taken or expropriated for any public or quasi-public use under governmental law, ordinance, or regulation, or by right of eminent domain, or by private purchase in lieu thereof (a “Taking” or “Taken”), and the Taking would in Landlord’s reasonable judgment, materially interfere with or impair Landlord’s ownership or operation of the Project or would in the reasonable judgment of Landlord and Tenant either prevent or materially interfere with Tenant’s use of the Premises (as resolved, if the parties are unable to agree, by arbitration by a single arbitrator with the qualifications and experience appropriate to resolve the matter and appointed pursuant to and acting in accordance with Book VII of the Code of Civil Procedure), then upon written notice by Landlord or Tenant to the other, this Lease shall terminate and Rent shall be apportioned as of said date. If part of the Premises shall be Taken, and this Lease is not terminated as provided above, Landlord shall promptly restore the Premises and the Project as nearly as is commercially reasonable under the circumstances to their condition prior to such partial Taking and the Rentable Area of Project, the Rentable Area of Premises, Tenant’s Share of Operating Expenses and the Rent payable hereunder during the unexpired Term shall be reduced to such extent as may be fair and reasonable under the circumstances. Upon any such Taking, Landlord shall be entitled to receive the entire price or award from any such Taking without any payment to Tenant, and Tenant hereby assigns to Landlord Tenant’s interest, if any, in such award. Tenant shall have the right, to the extent that same shall not diminish Landlord’s award, to make a separate claim against the condemning authority (but not Landlord) for such compensation as may be separately available, awarded or recoverable by Tenant for

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damages incurred by Tenant as a result of loss of use or enjoyment of the Premises, including moving expenses and damage to Tenant’s trade fixtures, if a separate award for such items is made to Tenant. Tenant hereby waives any and all rights it might otherwise have pursuant to any provision of law to terminate this Lease upon a partial Taking of the Premises or the Project. Except as otherwise provided herein, Tenant hereby waives any right it may be entitled to under Article 1888 of the Civil Code of Québec.

20. Events of Default. Each of the following events shall be a default (“Default”) by Tenant under this Lease:

(a) Payment Defaults. Tenant shall fail to pay any installment of Rent or any other payment hereunder when due; provided, however, that Landlord will give Tenant notice and an opportunity to cure any failure to pay Rent within 5 days of any such notice not more than once in any 12 month period and Tenant agrees that such notice shall be in lieu of and not in addition to, or shall be deemed to be, any notice required by law.

(b) Insurance. Any insurance required to be maintained by Tenant pursuant to this Lease shall be canceled or terminated or shall expire or shall be reduced or materially changed, or Landlord shall receive a notice of nonrenewal of any such insurance and Tenant shall fail to obtain replacement insurance at least 5 days before the expiration of the current coverage.

(c) Abandonment. Tenant shall abandon the Premises. Tenant shall not be deemed to have abandoned the Premises if Tenant provides Landlord with reasonable advance notice prior to vacating and, at the time of vacating the Premises, (i) Tenant completes Tenant’s obligations under the Decommissioning and HazMat Closure Plan in compliance with Section 28, (ii) Tenant has obtained the release of the Premises of all Hazardous Materials Clearances and the Premises are free from any residual impact from the Tenant HazMat Operations and provides reasonably detailed documentation to Landlord confirming such matters, (iii) Tenant has made reasonable arrangements with Landlord for the security of the Premises for the balance of the Term, and (iv) Tenant continues during the balance of the Term to satisfy and perform all of Tenant’s obligations under this Lease as they come due.

(d) Improper Transfer. Tenant shall assign, sublease or otherwise transfer or attempt to transfer all or any portion of Tenant’s interest in this Lease or the Premises except as expressly permitted herein, or Tenant’s interest in this Lease shall be attached, executed upon, or otherwise judicially seized and such action is not released within 90 days of the action.

(e) Legal Hypothecs. Tenant shall fail to obtain mainlevée and send same for registration, bond over, post a letter of credit with Landlord, or otherwise obtain the mainlevée of any legal hypothec or other encumbrance placed upon the Project or the Premises in violation of this Lease within 15 days after any such legal hypothec or other encumbrance is registered against the Project or the Premises.

(f) Insolvency Events. Tenant or any guarantor or surety of Tenant’s obligations hereunder shall: (A) make a general assignment for the benefit of creditors; (B) commence any case, proceeding or other action seeking to have an order for relief entered on its behalf as a debtor or to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, liquidation, dissolution or composition of it or its debts or seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or of any substantial part of its property (collectively a “Proceeding for Relief”); (C) become the subject of any Proceeding for Relief which is not dismissed within 90 days of its filing or entry; or (D) die or suffer a legal disability (if Tenant, guarantor, or surety is an individual) or be dissolved or otherwise fail to maintain its legal existence (if Tenant, guarantor or surety is a corporation, partnership or other entity).

(g) Estoppel Certificate or Subordination Agreement. Tenant fails to execute any document required from Tenant under Sections 23 or 27 within 5 days after a second notice requesting such document.

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(h) Financial Information. Tenant fails to provide any financial information required to be delivered by Tenant to Landlord pursuant to Section 43(c) following written request from Landlord, within 5 days after a second notice requesting such financial information.

(i) Other Defaults. Tenant shall fail to comply with any provision of this Lease other than those specifically referred to in this Section 20, and, except as otherwise expressly provided herein, such failure shall continue for a period of 30 days after written notice thereof from Landlord to Tenant.

Any notice given under Section 20(i) hereof shall: (i) specify the alleged default, (ii) demand that Tenant cure such default, (iii) be in lieu of, and not in addition to, or shall be deemed to be, any notice required under any provision of applicable law, and (iv) not be deemed a forfeiture or a termination of this Lease unless (provided the default is not cured after expiration of the applicable cure period and subject to the following part of this sentence) Landlord elects otherwise in such notice; provided that if the nature of Tenant’s default pursuant to Section 20(i) is such that it cannot be cured by the payment of money and reasonably requires more than 30 days to cure, then Tenant shall not be deemed to be in default if Tenant commences such cure within said 30 day period and thereafter diligently pursues the same to completion; provided, however, that such cure shall be completed no later than 60 days from the date of Landlord’s notice; provided, however, that, upon request by Landlord from time to time, Tenant shall provide Landlord with detailed written status reports regarding the status of such cure and the actions being taken by Tenant. Subject to applicable laws, notwithstanding the foregoing, if such cure affects any other tenant(s) of the Building or the Project, then such cure must be completed as soon as reasonably possible after the date of Landlord’s notice.

21. Landlord’s Remedies.

(a) Payment By Landlord; Interest. Upon a Default by Tenant hereunder, Landlord may (but shall have no legal obligation to), without waiving or releasing any obligation of Tenant hereunder, make such payment or perform such act. All sums so paid or incurred by Landlord, together with interest thereon, from the date such sums were paid or incurred, at the annual rate equal to 12% per annum or the highest rate permitted by law (the “Default Rate”), whichever is less, shall be payable to Landlord on demand as Additional Rent. Nothing herein shall be construed to create or impose a duty on Landlord to mitigate any damages resulting from Tenant’s Default hereunder.

(b) Late Payment Rent. Late payment by Tenant to Landlord of Rent and other sums due will cause Landlord to incur costs not contemplated by this Lease, the exact amount of which will be extremely difficult and impracticable to ascertain. Such costs include, but are not limited to, processing and accounting charges and late charges which may be imposed on Landlord under any Mortgage covering the Premises. Therefore, if any installment of Rent due from Tenant is not received by Landlord within 5 business days after written notice from Landlord, Tenant shall pay to Landlord an additional sum equal to 6% of the overdue Rent as a late charge. Notwithstanding the foregoing, before assessing a late charge the first time in any calendar year, Landlord shall provide Tenant written notice of the delinquency and will waive the right if Tenant pays such delinquency within 5 days thereafter. The parties agree that this late charge represents a fair and reasonable estimate of the costs Landlord will incur by reason of late payment by Tenant, and shall not limit Landlord’s remedies hereunder with respect to such a Default of Tenant. In addition to the late charge, Rent not paid when due shall bear interest at the Default Rate from the 5th business day after the date due until paid.

(c) Remedies. Upon the occurrence of a Default, Landlord, at its option, without further notice or demand to Tenant, shall have in addition to all other rights and remedies provided in this Lease, at law or in equity, the option to pursue any one or more of the following remedies, each and all of which shall be cumulative and nonexclusive, without any notice or demand whatsoever. No cure in whole or in part of such Default by Tenant after Landlord has taken any legal action beyond giving Tenant notice of such Default to pursue any remedy provided for herein (including retaining counsel to file an action or otherwise pursue any remedies) shall in any way affect Landlord’s right to pursue such remedy or any other remedy provided Landlord herein or under law or in equity, unless Landlord, in its sole discretion,

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elects to waive such Default. Tenant hereby waives the provisions of Article 1883 of the Civil Code of Quebec.

(i) This Lease and the Term and estate hereby granted are subject to the limitation that whenever a Default shall have happened and be continuing, Landlord shall have the right, at its election, then or thereafter while any such Default shall continue and notwithstanding the fact that Landlord may have some other remedy hereunder or at law or in equity, to terminate ipso facto this Lease upon written notice to Tenant, without the necessity of any legal proceedings, and Tenant shall be liable as hereinafter in this Section 21(c) provided. If any such written termination notice is given, Landlord shall have, on such date so specified, the right of re-entry and possession of the Premises and the right to remove all persons and property therefrom and to store such property in a warehouse or elsewhere at the risk and expense, and for the account, of Tenant. Should Landlord elect to re-enter as herein provided or should Landlord take possession pursuant to legal proceedings or otherwise, Landlord may from time to time re-let the Premises or any part thereof for such term or terms and at such rental or rentals and upon such terms and conditions as Landlord may deem advisable, with the right to make commercially reasonable alterations in and repairs to the Premises.

(ii) In the event of any termination of this Lease as in this Section 21 provided or as required or permitted by law or in equity, Tenant shall forthwith quit, vacate, and surrender the Premises to Landlord, and Landlord may, without further notice, enter upon, re-enter, possess and repossess the same by legal proceedings or otherwise, and again have, repossess and enjoy the same as if this Lease had not been made, and in any such event Tenant and no person claiming through or under Tenant by virtue of any law or an order of any court shall be entitled to possession or to remain in possession of the Premises. Landlord, at its option, notwithstanding any other provision of this Lease, shall be entitled to recover from Tenant, as and for liquidated damages, the sum of:

(A) all Base Rent, Additional Rent and other amounts payable by Tenant hereunder then due or accrued and unpaid: and

(B) all Base Rent and Additional Rent which would have been payable until the original expiry date of the Term (had this Lease not been terminated pursuant to this Section 21 provided or as required or permitted by law or in equity); and

(C) intentionally deleted; and

(D) all other damages and expenses (including legal fees and expenses), if any, which Landlord shall have sustained by reason of the breach of any provision of this Lease; less

(E) (i) the net proceeds of any re-letting actually received by Landlord, and (ii) the amount of damages which Tenant proves could have been avoided had Landlord taken reasonable steps to mitigate its damages.

(iii) Nothing herein contained shall limit or prejudice the right of Landlord, in any bankruptcy or insolvency proceeding, to prove for and obtain as liquidated damages by reason of such termination an amount equal to the maximum allowed by any bankruptcy or insolvency proceedings, or to prove for and obtain as liquidated damages by reason of such termination, an amount equal to the maximum allowed by any statute or rule of law whether such amount shall be greater or less than the excess referred to above.

(iv) Nothing in this Section 21 shall be deemed to affect the right of either party to indemnifications pursuant to this Lease.

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(v) If Landlord terminates this Lease upon the occurrence of a Default, Tenant will quit and surrender the Premises to Landlord or its agents or its mandataries, and Landlord may, without further notice, enter upon, re-enter and repossess the Premises by legal proceedings or otherwise. The words “enter”, “re-enter”, and “re-entry” are not restricted to their technical legal meanings.

(vi) If either party shall be in default in the observance or performance of any provision of this Lease, and an action shall be brought for the enforcement thereof in which it shall be determined that such party was in default, the party in default shall pay to the other all fees, costs and other expenses which may become payable as a result thereof or in connection therewith, including legal fees and expenses.

(vii) If Tenant shall default (following applicable notice and cure periods) in the keeping, observance or performance of any covenant, agreement, term, provision or condition herein contained, Landlord, without thereby waiving such default, may perform the same for the account and at the expense of Tenant (a) immediately or at any time thereafter and without notice in the case of emergency or in case such default will result in a violation of any legal or insurance requirements, or in the imposition of any lien or hypothec against all or any portion of the Premises, and (b) in any other case if such default continues after any applicable cure period provided in this Lease, but no less than 15 days after written notice thereof from Landlord to Tenant. All reasonable costs and expenses incurred by Landlord in connection with any such performance by it for the account of Tenant and also all reasonable costs and expenses, including legal fees and disbursements incurred by Landlord in any action or proceeding brought by Landlord to enforce any obligation of Tenant under this Lease and/or right of Landlord in or to the Premises, shall be paid by Tenant to Landlord within 10 days after demand.

(viii) Independent of the exercise of any other remedy of Landlord hereunder or under applicable law, Landlord may conduct an environmental test of the Premises in accordance with Section 30(d), at Tenant’s expense, if such Default is regarding Tenant’s obligations under Section 30.

(d) Non-Exclusive Remedies; No Waiver. Except as otherwise provided in this Section 21, no right or remedy herein conferred upon or reserved to Landlord is intended to be exclusive of any other right or remedy, and every right and remedy shall be cumulative and in addition to any other legal or equitable right or remedy given hereunder, or now or hereafter existing. No waiver of any provision of this Lease shall be deemed to have been made unless expressly so made in writing. Landlord shall be entitled, to the extent permitted by law, to seek injunctive relief in case of the violation, or attempted or threatened violation, of any provision of this Lease, or to seek an order compelling observance or performance of any provision of this Lease, or to seek any other legal or equitable remedy.

22. Assignment and Subletting.

(a) General Prohibition. Without Landlord’s prior written consent, subject to and on the conditions described in this Section 22 (including, in particular, Section 22(b)), Tenant shall not, directly or indirectly, voluntarily or by operation of law, assign this Lease or sublease the Premises or any part thereof or mortgage, pledge, or hypothecate its leasehold interest or grant any concession or license within the Premises, and any attempt to do any of the foregoing shall be void and of no effect. If Tenant is a corporation, partnership or limited liability company, the shares or other ownership interests thereof which are not actively traded upon a stock exchange or in the over-the-counter market, a transfer or series of transfers whereby 50% or more of the issued and outstanding shares or other ownership interests of such corporation are, or voting control is, transferred (but excepting transfers upon deaths of individual owners) from a person or persons or entity or entities which were owners thereof at time of execution of this Lease to persons or entities who were not owners of shares or other ownership interests of the corporation, partnership or limited liability company at time of execution of this Lease, shall be deemed an assignment of this Lease requiring the consent of Landlord as provided in this Section 22.

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(b) Permitted Transfers. If Tenant desires, following the Commencement Date, to assign, sublease, hypothecate or otherwise transfer this Lease or sublet the Premises, then at least 15 business days, but not more than 60 business days, before the date Tenant desires the assignment or sublease to be effective (the “Assignment Date”), Tenant shall give Landlord a notice (the “Assignment Notice”) containing such information about the proposed assignee or sublessee, including the proposed use of the Premises and any Hazardous Materials proposed to be used, stored handled, treated, generated in or released or disposed of from the Premises, the Assignment Date, any relationship between Tenant and the proposed assignee or sublessee, and all material terms and conditions of the proposed assignment or sublease, including a copy of any proposed assignment or sublease in its final form, and such other information as Landlord may deem reasonably necessary or appropriate to its consideration whether to grant its consent. Landlord may, by giving written notice to Tenant within 15 business days after receipt of the Assignment Notice: (i) grant such consent (provided that Landlord shall further have the right to review and approve or disapprove, in Landlord’s reasonable discretion, the proposed form of sublease prior to the effective date of any such subletting), or (ii) with respect to any proposed assignment or transfer of this Lease, or with respect to any proposed subletting for substantially the remainder of the Term of more than 50% of the Premises, refuse such consent, in its reasonable discretion. Among other reasons, it shall be reasonable for Landlord to withhold its consent in any of these instances: (1) the proposed assignee or subtenant is a governmental agency; (2) in Landlord’s reasonable judgment, the use of the Premises by the proposed assignee or subtenant would entail any alterations that would materially lessen the value of the leasehold improvements in the Premises, or would require increased services by Landlord compared to those provided to Tenant as of the date of the Assignment Notice; (3) in Landlord’s reasonable judgment, the proposed assignee or subtenant is engaged in areas of scientific research or other business concerns that are controversial such that they may (i) attract or cause negative publicity for or about the Building or the Project, (ii) negatively affect the reputation of the Building, the Project or Landlord, (iii) attract protestors to the Building or the Project, or (iv) lessen the attractiveness of the Building or the Project to any tenants or prospective tenants, purchasers or lenders; (4) in Landlord’s reasonable judgment, the proposed assignee or subtenant lacks the creditworthiness to support the financial obligations it will incur under the proposed assignment or sublease; (5) in Landlord’s reasonable judgment, the character, reputation, or business of the proposed assignee or subtenant is inconsistent with the desired tenant-mix or the quality of other tenancies in the Project or is inconsistent with the type and quality of the nature of the Building; (6) Landlord has received from any prior landlord to the proposed assignee or subtenant a report stating that such proposed assignee or subtenant materially defaulted under its lease; (7) Landlord has experienced previous defaults by or is in litigation with the proposed assignee or subtenant; (8) the use of the Premises by the proposed assignee or subtenant will violate any applicable Legal Requirement; (9) the proposed assignee or subtenant, or any entity that, directly controls, or is controlled by the proposed assignee or subtenant, is then an occupant of the Project; (10) the proposed assignee or subtenant is an entity with whom Landlord is negotiating to lease space in the Project; or (11) the assignment or sublease is prohibited by Landlord’s lender. Tenant shall pay to Landlord a fee equal to Two Thousand Five Hundred Dollars ($2,500) in connection with its consideration of any Assignment Notice and/or its preparation or review of any consent documents.

Notwithstanding the foregoing, Landlord’s consent to an assignment of this Lease, change of control of Tenant, or a subletting of any portion of the Premises to any entity controlling, controlled by or under common control with Tenant (a “Control Permitted Assignment”) shall not be required, provided that (x) Tenant and any assignee or sublessee shall execute a reasonable form of acknowledgment of assignment or sublease, as applicable, acceptable to Landlord, and (y) the sublessee or assignee, as applicable, shall deliver a certificate of insurance to Landlord satisfying the Tenant’s insurance requirements under Section 17 on or before the effective date of the Permitted Assignment. In addition, Tenant shall have the right to assign this Lease or undergo a change of control, upon 30 days prior written notice to Landlord but without obtaining Landlord’s prior written consent, to a corporation or other entity which is a successor-in-interest to Tenant, by way of merger, consolidation or corporate reorganization, or by the purchase of all or substantially all of the assets, shares, units or the ownership interests of Tenant provided that (i) such merger or consolidation, or such acquisition or assumption, as the case may be, is for a good business purpose and not principally for the purpose of transferring this Lease, and (ii) the net worth (as determined in accordance with generally accepted accounting principles (“GAAP”)) of the assignee is not less than the greater of the net worth (as determined in accordance with

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GAAP) of Tenant as of (A) the Commencement Date, or (B) as of the date of Tenant’s most current quarterly or annual financial statements, and (iii) if the then-current Tenant is not the surviving entity, then on or before the effective date of the Corporate Permitted Assignment, Tenant and the assignee shall execute a reasonable form of acknowledgment of assignment acceptable to Landlord pursuant to which, among other things, such assignee shall agree to assume all of the terms, covenants and conditions of this Lease, and the assignee shall deliver a certificate of insurance to Landlord satisfying the Tenant’s insurance requirements under Section 17 (a “Corporate Permitted Assignment”). Control Permitted Assignments and Corporate Permitted Assignments are hereinafter referred to as “Permitted Assignments.”

(c) Additional Conditions. As a condition to any such assignment or subletting, whether or not Landlord’s consent is required, Landlord may require:

(i) that any assignee or subtenant agree, in writing at the time of such assignment or subletting, that if Landlord gives such party notice that Tenant is in default under this Lease, such party shall thereafter make all payments otherwise due to Tenant directly to Landlord, which payments will be received by Landlord without any liability except to credit such payment against those due under this Lease, and any such third party shall assume solidarity with Tenant, without the benefit of division or discussion, in writing with Landlord or its successors and assigns should this Lease be terminated for any reason; provided, however, subject to Section 22(b), in no event shall Landlord or its successors or assigns be obligated to accept such assignment or subletting; and

(ii) A list of Hazardous Materials, certified by the proposed assignee or sublessee to be true and correct, which the proposed assignee or sublessee intends to use, store, handle, treat, generate in or release or dispose of from the Premises, together with copies of all documents relating to such use, storage, handling, treatment, generation, release or disposal of Hazardous Materials by the proposed assignee or subtenant in the Premises or on the Project, prior to the proposed assignment or subletting, including, without limitation: permits; approvals; reports and correspondence; storage and management plans; plans relating to the installation of any storage tanks to be installed in or under the Project (provided, said installation of tanks shall only be permitted after Landlord has given its written consent to do so, which consent may be withheld in Landlord’s sole and absolute discretion); and all closure plans or any other documents required by any and all federal, provincial and municipal Governmental Authorities for any storage tanks installed in, on or under the Project for the closure of any such tanks. Neither Tenant nor any such proposed assignee or subtenant is required, however, to provide Landlord with any portion(s) of the such documents containing information of a proprietary nature which, in and of themselves, do not contain a reference to any Hazardous Materials or hazardous activities.

(d) No Release of Tenant, Sharing of Excess Rents. Notwithstanding any assignment or subletting, Tenant and any guarantor or surety of Tenant’s obligations under this Lease shall at all times remain solely responsible and liable for the payment of Rent and for compliance with all of Tenant’s other obligations under this Lease, the whole, notwithstanding Article 1873 of the Civil Code of Quebec. If the Rent due and payable by a sublessee or assignee (or a combination of the rental payable under such sublease or assignment plus any bonus or other consideration therefor or incident thereto in any form) exceeds the rental payable under this Lease (excluding however, any Rent payable under this Section) (“Excess Rent”), then Tenant shall be bound and obligated to pay Landlord as Additional Rent hereunder 50% of such Excess Rent within 10 days following receipt thereof by Tenant. If Tenant shall sublet the Premises or any part thereof, Tenant hereby immediately and irrevocably assigns to Landlord, as security for Tenant’s obligations under this Lease, all rent from any such subletting, and Landlord as assignee and as attorney-in-fact for Tenant may collect such rent and apply it toward Tenant’s obligations under this Lease; except that, until the occurrence of a Default, Tenant shall have the right to collect such rent.

(e) No Waiver. The consent by Landlord to an assignment or subletting shall not relieve Tenant or any assignees of this Lease or any sublessees of the Premises from obtaining the consent of Landlord to any further assignment or subletting nor shall it release Tenant or any assignee or sublessee

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of Tenant from full and primary liability under this Lease. The acceptance of Rent hereunder, or the acceptance of performance of any other term, covenant, or condition thereof, from any other person or entity shall not be deemed to be a waiver of any of the provisions of this Lease or a consent to any subletting, assignment or other transfer of the Premises.

(f) Prior Conduct of Proposed Transferee. Notwithstanding any other provision of this Section 22, if (i) the proposed assignee or sublessee of Tenant has been required by any prior landlord, lender or Governmental Authority to take remedial action in connection with Hazardous Materials contaminating a property, where the contamination resulted from such party’s gross or intentional fault, or (ii) the proposed assignee or sublessee is subject to an enforcement order issued by any Governmental Authority in connection with the use, storage, handling, treatment, generation, release or disposal of Hazardous Materials (including, without limitation, any order related to the failure to make a required reporting to any Governmental Authority), Landlord shall have the absolute right to refuse to consent to any assignment or subletting to any such party.

(g) Subtenant’s Waiver. As an essential condition to Landlord consenting to any sublease, Tenant shall cause its subtenant to waive in writing its rights to Article 1876 of the Civil Code of Québec in an agreement entered into between Landlord, Tenant and any such subtenant.

23. Estoppel Certificate. Tenant shall, within 10 business days of written notice from Landlord, execute, acknowledge and deliver a statement in writing in any form reasonably requested by a proposed lender or purchaser, (i) certifying that this Lease is unmodified and in full force and effect (or, if modified, stating the nature of such modification and certifying that this Lease as so modified is in full force and effect) and the dates to which the rental and other charges are paid in advance, if any, (ii) acknowledging that there are not any uncured defaults on the part of Landlord hereunder, or specifying such defaults if any are claimed, and (iii) setting forth such further information with respect to the status of this Lease or the Premises as may be requested thereon. Any such statement may be relied upon by any prospective purchaser or encumbrancer of all or any portion of the real property of which the Premises are a part. Tenant’s failure to deliver such statement within 5 days after Tenant’s receipt of a second written notice from Landlord shall, at the option of Landlord, constitute a Default under this Lease, and, in any event, shall be conclusive upon Tenant that this Lease is in full force and effect and without modification except as may be represented by Landlord in any certificate prepared by Landlord and delivered to Tenant for execution.

24. Quiet Enjoyment. So long as Tenant is not in Default under this Lease, Tenant shall, subject to the terms of this Lease, at all times during the Term, have peaceful and quiet enjoyment of the Premises against any person claiming by, through or under Landlord.

25. Prorations. All prorations required or permitted to be made hereunder shall be made on the basis of a 360 day year and 30 day months.

26. Rules and Regulations. Tenant shall, at all times during the Term and any extension thereof, comply with all reasonable rules and regulations at any time or from time to time established by Landlord covering use of the Premises and the Project, which rules and regulations shall not unreasonably and materially interfere with Tenant’s use and enjoyment of the Premises for the Permitted Use or unreasonably and materially negate any rights granted to Tenant under this Lease. Such rules and regulations may include, without limitation, rules and regulations relating to the use of the Project Amenities and/or rules and regulations which are intended to encourage social distancing, promote and protect health and physical well-being within the Building and the Project and/or intended to limit the spread of Infectious Conditions. The current rules and regulations are attached hereto as Exhibit E. If there is any conflict between said rules and regulations and other provisions of this Lease, the terms and provisions of this Lease shall control. Landlord shall not have any liability or obligation for the breach of any rules or regulations by other tenants in the Project and shall not enforce such rules and regulations in a discriminatory manner.

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27. Subordination. This Lease and Tenant’s interest and rights hereunder are hereby made and shall be subject and subordinate at all times to the lien, mortgage or hypothec of any Mortgage now existing or hereafter created on or against the Project or the Premises, and all amendments, restatements, renewals, modifications, consolidations, refinancing, assignments and extensions thereof, without the necessity of any further instrument or act on the part of Tenant; provided, however that so long as there is no Default hereunder, Tenant’s right to possession of the Premises shall not be disturbed by the Holder of any such Mortgage. Tenant agrees, at the election of the Holder of any such Mortgage, to attorn to any such Holder. Tenant agrees upon demand to execute, acknowledge and deliver such instruments, confirming such subordination, and such instruments of attornment as shall be requested by any such Holder, provided any such instruments contain appropriate non-disturbance provisions assuring Tenant’s quiet enjoyment of the Premises in accordance with this Lease and as set forth in Section 24 hereof. Notwithstanding the foregoing, any such Holder may at any time subordinate its Mortgage to this Lease, without Tenant’s consent, by notice in writing to Tenant, and thereupon this Lease shall be deemed prior to such Mortgage without regard to their respective dates of execution, delivery or recording and in that event such Holder shall have the same rights with respect to this Lease as though this Lease had been executed prior to the execution, delivery and recording of such Mortgage and had been assigned to such Holder. The term “Mortgage” whenever used in this Lease shall be deemed to include hypothecs, deeds of trust, security assignments, emphyteusis agreements or agreements creating a right of superficies and any other encumbrances, and any reference to the “Holder” of a Mortgage shall be deemed to include the beneficiary under a deed of trust or a hypothec.

28. Surrender. Upon the expiration of the Term or earlier termination of Tenant’s right of possession, Tenant shall surrender the Premises to Landlord in substantially the same condition as received, subject to any Alterations or Installations permitted by Landlord to remain in the Premises, free of Hazardous Materials brought upon, kept, used, stored, handled, treated, generated in, or released or disposed of from, the Premises by any person other than Landlord or any of Landlord’s employees, agents and contractors (collectively, “Tenant HazMat Operations”) and released of all Hazardous Materials Clearances, broom clean, ordinary wear and tear and casualty loss and condemnation covered by Sections 18 and 19 excepted. At least 3 months prior to the surrender of the Premises or such earlier date as Tenant may elect to cease operations at the Premises, Tenant shall deliver to Landlord a narrative description of the actions proposed (or required by any Governmental Authority) to be taken by Tenant in order to surrender the Premises (including any Installations permitted by Landlord to remain in the Premises) at the expiration or earlier termination of the Term, free from any residual impact from the Tenant HazMat Operations and otherwise released for unrestricted use and occupancy (the “Decommissioning and HazMat Closure Plan”). Such Decommissioning and HazMat Closure Plan shall be accompanied by a current listing of (i) all Hazardous Materials licenses and permits held by or on behalf of any Tenant Party with respect to the Premises, and (ii) all Hazardous Materials used, stored, handled, treated, generated, released or disposed of from the Premises, and shall be subject to the review and approval of Landlord’s environmental consultant, acting reasonably. In connection with the review and approval of the Decommissioning and HazMat Closure Plan, upon the request of Landlord, Tenant shall deliver to Landlord or its consultant such additional non-proprietary information concerning Tenant HazMat Operations as Landlord shall request. On or before such surrender, Tenant shall deliver to Landlord evidence that the approved Decommissioning and HazMat Closure Plan shall have been satisfactorily completed and Landlord shall have the right, subject to reimbursement at Tenant’s expense as set forth below, to cause Landlord’s environmental consultant to inspect the Premises and perform such additional procedures as may be deemed reasonably necessary to confirm that the Premises are, as of the effective date of such surrender or early termination of this Lease, free from any residual impact from Tenant HazMat Operations. Tenant shall reimburse Landlord, as Additional Rent, for the actual out-of-pocket expense incurred by Landlord for Landlord’s environmental consultant to review and approve the Decommissioning and HazMat Closure Plan and to visit the Premises and verify satisfactory completion of the same, which cost shall not exceed $2,500. Landlord shall have the unrestricted right to deliver such Decommissioning and HazMat Closure Plan and any report by Landlord’s environmental consultant with respect to the surrender of the Premises to third parties.

If Tenant shall fail to prepare or submit a Decommissioning and HazMat Closure Plan approved by Landlord, or if Tenant shall fail to complete the approved Decommissioning and HazMat Closure Plan,

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or if such Decommissioning and HazMat Closure Plan, whether or not approved by Landlord, shall fail to adequately address any residual effect of Tenant HazMat Operations in, on or about the Premises, Landlord shall have the right to take such actions as Landlord may deem reasonable or appropriate to assure that the Premises and the Project are surrendered free from any residual impact from Tenant HazMat Operations, the cost of which actions shall be reimbursed by Tenant as Additional Rent, without regard to the limitation set forth in the first paragraph of this Section 28.

Tenant shall immediately return to Landlord all keys and/or access cards to parking, the Project, restrooms or all or any portion of the Premises furnished to or otherwise procured by Tenant. If any such access card or key is lost, Tenant shall pay to Landlord the cost of replacing such lost access card or key or changing the lock or locks opened by such lost key. Any Tenant’s Property, Alterations and property not so removed by Tenant as permitted or required herein shall be deemed abandoned and may be stored, removed, and disposed of by Landlord at Tenant’s expense, and Tenant waives all claims against Landlord for any damages resulting from Landlord’s retention and/or disposition of such property. All obligations of Tenant hereunder not fully performed as of the termination of the Term, including the obligations of Tenant under Section 30 hereof, shall survive the expiration or earlier termination of the Term, including, without limitation, indemnity obligations, payment obligations with respect to Rent and obligations concerning the condition and repair of the Premises.

29. Intentionally Omitted.

30. Environmental Requirements.

(a) Prohibition/Compliance/Indemnity. Tenant shall not cause or permit any Hazardous Materials (as hereinafter defined) to be brought upon, kept, used, stored, handled, treated, generated in or about, or released or disposed of from, the Premises or the Project in violation of applicable Environmental Requirements (as hereinafter defined) by Tenant or any Tenant Party. If Tenant breaches the obligation stated in the preceding sentence, or if, subject to the last sentence of this Section 30(a), the presence of Hazardous Materials in the Premises during the Term or any holding over results in contamination of the Premises, the Project or any adjacent property or if contamination of the Premises, the Project or any adjacent property by Hazardous Materials brought into, kept, used, stored, handled, treated, generated in or about, or released or disposed of from, the Premises by anyone other than Landlord and Landlord’s employees, agents, mandataries and contractors otherwise occurs during the Term or any holding over, Tenant hereby indemnifies and shall defend and hold Landlord, its officers, directors, employees, agents mandataries and contractors harmless from any and all actions (including, without limitation, remedial or enforcement actions of any kind, administrative or judicial proceedings, and orders or judgments arising out of or resulting therefrom), costs, claims, damages (including, without limitation, punitive damages and damages based upon diminution in value of the Premises or the Project, or the loss of, or restriction on, use of the Premises or any portion of the Project), expenses (including, without limitation, attorneys’, consultants’ and experts’ fees, court costs and amounts paid in settlement of any claims or actions), fines, forfeitures or other civil, administrative or criminal penalties, injunctive or other relief (whether or not based upon personal injury, property damage, or contamination of, or adverse effects upon, the environment, water tables or natural resources), liabilities or losses which arise during or after the Term as a result of such contamination. This indemnification of Landlord by Tenant includes, without limitation, costs incurred in connection with any investigation of site conditions or any cleanup, treatment, remedial, removal, or restoration work required by any Governmental Authority because of Hazardous Materials present in the air, soil or ground water above, on, or under the Premises. Without limiting the foregoing, if the presence of any Hazardous Materials on the Premises, the Project or any adjacent property caused or permitted by Tenant or any Tenant Party results in any contamination of the Premises, the Project or any adjacent property, Tenant shall promptly take all actions at its sole expense and in accordance with applicable Environmental Requirements as are necessary to return the Premises, the Project or any adjacent property to the condition existing prior to the time of such contamination, provided that Landlord’s approval of such action shall first be obtained, which approval shall not unreasonably be withheld, conditioned or delayed so long as such actions would not potentially have any material adverse long-term or short-term effect on the Premises or the Project. Notwithstanding anything to the contrary contained in Section 28 and this Section 30, Tenant shall not be responsible for, and the

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indemnification and hold harmless obligation set forth in this paragraph shall not apply to (i) contamination in the Premises, Building or Project which Tenant can prove existed in the Premises immediately prior to the Commencement Date, or (ii) the presence of any Hazardous Materials in the Premises which Tenant can prove migrated from outside of the Premises into the Premises, unless in either case, the presence of such Hazardous Materials (x) is the result of a breach by Tenant of any of its obligations under this Lease, or (y) was caused, contributed to or exacerbated by Tenant or any Tenant Party.

(b) Business. Landlord acknowledges that it is not the intent of this Section 30 to prohibit Tenant from using the Premises for the Permitted Use. Tenant may operate its business according to prudent industry practices so long as the use or presence of Hazardous Materials is strictly and properly monitored according to all then applicable Environmental Requirements. As a material inducement to Landlord to allow Tenant to use Hazardous Materials in connection with its business, Tenant agrees to deliver to Landlord prior to the Commencement Date a list identifying each type of Hazardous Materials to be brought upon, kept, used, stored, handled, treated, generated on, or released or disposed of from, the Premises and setting forth any and all governmental approvals or permits required in connection with the presence, use, storage, handling, treatment, generation, release or disposal of such Hazardous Materials on or from the Premises (“Hazardous Materials List”). Upon Landlord’s request, or any time that Tenant is required to deliver a Hazardous Materials List to any Governmental Authority (e.g., the fire department) in connection with Tenant’s use or occupancy of the Premises, Tenant shall deliver to Landlord a copy of such Hazardous Materials List. Tenant shall deliver to Landlord true and correct copies of the following documents (the “Haz Mat Documents”) relating to the use, storage, handling, treatment, generation, release or disposal of Hazardous Materials prior to the Commencement Date, or if unavailable at that time, concurrent with the receipt from or submission to a Governmental Authority: permits; approvals; reports and correspondence; storage and management plans, notice of violations of any Legal Requirements; plans relating to the installation of any storage tanks to be installed in or under the Project (provided, said installation of tanks shall only be permitted after Landlord has given Tenant its written consent to do so, which consent may be withheld in Landlord’s sole and absolute discretion); and all closure plans or any other documents required by any and all federal, provincial and municipal Governmental Authorities for any storage tanks installed in, on or under the Project for the closure of any such tanks. Tenant is not required, however, to provide Landlord with any portion(s) of the Haz Mat Documents containing information of a proprietary nature which, in and of themselves, do not contain a reference to any Hazardous Materials or hazardous activities. It is not the intent of this Section to provide Landlord with information which could be detrimental to Tenant’s business should such information become possessed by Tenant’s competitors.

(c) Intentionally Omitted.

(d) Testing. Landlord shall have the right, upon reasonable advance notice to Tenant, to conduct annual tests of the Premises to determine whether any contamination of the Premises or the Project has occurred as a result of Tenant’s use. Tenant shall be required to pay the cost of such annual test of the Premises if there is violation of this Section 30 or if contamination for which Tenant is responsible under this Section 30 is identified; provided, however, that if Tenant conducts its own tests of the Premises using third party contractors and test procedures acceptable to Landlord which tests are certified to Landlord, Landlord shall accept such tests in lieu of the annual tests to be paid for by Tenant. In addition, at any time, and from time to time, prior to the expiration or earlier termination of the Term, Landlord shall have the right to conduct appropriate tests of the Premises and the Project to determine if contamination has occurred as a result of Tenant’s use of the Premises. In connection with such testing, upon the request of Landlord, Tenant shall deliver to Landlord or its consultant such non-proprietary information concerning the use of Hazardous Materials in or about the Premises by Tenant or any Tenant Party. If contamination has occurred for which Tenant is liable under this Section 30, Tenant shall pay all costs to conduct such tests. If no such contamination is found, Landlord shall pay the costs of such tests (which shall not constitute an Operating Expense). Landlord shall provide Tenant with a copy of all third party, non-confidential reports and tests of the Premises made by or on behalf of Landlord during the Term without representation or warranty and subject to a confidentiality agreement. Tenant shall, at its sole cost and expense, promptly and satisfactorily remediate any environmental conditions for which Tenant is liable under this Section 30 and identified by such testing in accordance with all Environmental

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Requirements. Landlord’s receipt of or satisfaction with any environmental assessment in no way waives any rights which Landlord may have against Tenant.

(e) Control Areas. Tenant shall be allowed to utilize up to its pro rata share of the Hazardous Materials inventory within any control area or zone (located within the Premises), as designated by the applicable building code, for chemical use or storage. As used in the preceding sentence, Tenant’s pro rata share of any control areas or zones located within the Premises shall be determined based on the rentable square footage that Tenant leases within the applicable control area or zone. For purposes of example only, if a control area or zone contains 10,000 rentable square feet and 2,000 rentable square feet of a tenant’s premises are located within such control area or zone (while such premises as a whole contains 5,000 rentable square feet), the applicable tenant’s pro rata share of such control area would be 20%.

(f) Storage Tanks. If storage tanks storing Hazardous Materials located on the Premises or the Project are used by Tenant or are hereafter placed on the Premises or the Project by Tenant, Tenant shall install, use, monitor, operate, maintain, upgrade and manage such storage tanks, maintain appropriate records, obtain and maintain appropriate insurance, implement reporting procedures, properly close any storage tanks, and take or cause to be taken all other actions necessary or required under applicable provincial and federal Legal Requirements, as such now exists or may hereafter be adopted or amended in connection with the installation, use, maintenance, management, operation, upgrading and closure of such storage tanks. Notwithstanding anything to the contrary contained herein, Tenant shall have no right to use or install any underground storage tanks at the Project.

(g) Tenant’s Obligations. Tenant’s obligations under this Section 30 shall survive the expiration or earlier termination of the Lease. During any period of time after the expiration or earlier termination of this Lease required by Tenant or Landlord to complete the removal from the Premises of any Hazardous Materials (including, without limitation, the release and termination of any licenses or permits restricting the use of the Premises and the completion of the approved Decommissioning and HazMat Closure Plan), Tenant shall continue to pay the full Rent in accordance with this Lease for any portion of the Premises not relet by Landlord in Landlord’s sole discretion, which Rent shall be prorated daily.

(h) Definitions. As used herein, the term “Environmental Requirements” means all applicable present and future statutes, regulations, ordinances, rules, codes, judgments, orders or other similar enactments or promulgations, having the force of law, of any Governmental Authority regulating or relating to health, safety, or environmental conditions on, under, or about the Premises or the Project, or the environment, including without limitation, the following: the Environmental Quality Act (Quebec); and all provincial and municipal counterparts thereto, and any regulations or policies promulgated or issued thereunder. As used herein, the term “Hazardous Materials” means and includes any substance, material, waste, pollutant, or contaminant listed or defined as hazardous or toxic, or regulated by reason of its impact or potential impact on humans, animals and/or the environment under any Environmental Requirements, asbestos and petroleum, including crude oil or any fraction thereof, natural gas liquids, liquefied natural gas, or synthetic gas usable for fuel (or mixtures of natural gas and such synthetic gas). As defined in Environmental Requirements, Tenant is and shall be deemed to be the “operator” of Tenant’s “facility” and the “owner” of all Hazardous Materials brought on the Premises by Tenant or any Tenant Party, and the wastes, by-products, or residues generated, resulting, or produced therefrom.

31. Tenant’s Remedies/Limitation of Liability. Landlord shall not be in default hereunder unless Landlord fails to perform any of its obligations hereunder within 30 days after written notice from Tenant specifying such failure (unless such performance will, due to the nature of the obligation, require a period of time in excess of 30 days, then after such period of time as is reasonably necessary). Upon any default by Landlord, Tenant shall give notice by registered or certified mail to any Holder of a Mortgage covering the Premises and to any landlord of any lease of property in or on which the Premises are located and Tenant shall offer such Holder and/or landlord a reasonable opportunity to cure the default, including time to obtain possession of the Project by power of sale or a judicial action if such should prove necessary to effect a cure; provided Landlord shall have furnished to Tenant in writing the names and

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addresses of all such persons who are to receive such notices. All obligations of Landlord hereunder shall be construed as covenants, not conditions; and, except as may be otherwise expressly provided in this Lease, Tenant may not terminate this Lease for breach of Landlord’s obligations hereunder.

All obligations of Landlord under this Lease will be binding upon Landlord only during the period of its ownership of the Premises and not thereafter. The term “Landlord” in this Lease shall mean only the owner for the time being of the Premises. Upon the transfer by such owner of its interest in the Premises, such owner shall thereupon be released and discharged from all obligations of Landlord thereafter accruing, but such obligations shall be binding during the Term upon each new owner for the duration of such owner’s ownership.

32. Inspection and Access. Landlord and its agents, mandataries, representatives, and contractors, may enter the Premises during business hours on not less than 2 business days’ prior written notice (except in the case of emergencies in which case no such notice shall be required and such entry may be at any time) for the purpose of effecting any such repairs, inspecting the Premises, showing the Premises to prospective purchasers and, during the last 12 months of the Term, to prospective tenants or for any other business purpose. During the last 6 months of the Term (provided Tenant has not renewed or extended this Lease in accordance with its terms), Landlord may erect a suitable sign on the Premises stating that the Premises are available to let. Landlord may grant easements, make public dedications, designate Common Areas and create restrictions on or about the Premises, provided that no such easement, dedication, designation or restriction shall materially, adversely affect Tenant’s use or occupancy of the Premises for the Permitted Use. Tenant shall at all times, except in the case of emergencies, have the right to escort Landlord or its agents, representatives, contractors or guests while the same are in the Premises, provided such escort does not materially and adversely affect Landlord’s access rights hereunder. Landlord shall use reasonable efforts to comply with Tenant’s reasonable security, confidentiality and safety requirements with respect to entering the Premises; provided, however, that Tenant has notified Landlord of such security, confidentiality and safety requirements reasonably prior to Landlord’s entry into the Premises.

33. Security. Tenant acknowledges and agrees that security devices and services, if any, while intended to deter crime may not in given instances prevent theft or other criminal acts and that Landlord is not providing any security services with respect to the Premises. Tenant agrees that Landlord shall not be liable to Tenant for, and Tenant waives any claim against Landlord with respect to, any loss by theft or any other damage suffered or incurred by Tenant in connection with any unauthorized entry into the Premises or any other breach of security with respect to the Premises. Tenant shall be solely responsible for the personal safety of Tenant’s officers, employees, agents, mandataries, contractors, guests and invitees while any such person is in, on or about the Premises and/or the Project. Tenant shall at Tenant’s cost obtain insurance coverage to the extent Tenant desires protection against such criminal acts.

34. Force Majeure. Except for the payment of Rent, neither Landlord nor Tenant shall be held responsible or liable for delays in the performance of its obligations hereunder when caused by, related to, or arising out of acts of God, sinkholes or subsidence, strikes, lockouts, or other labor disputes, embargoes, quarantines, weather, national, regional, or local disasters, calamities, or catastrophes, inability to obtain labor or materials (or reasonable substitutes therefor) at reasonable costs or failure of, or inability to obtain, utilities necessary for performance, governmental restrictions, orders, laws, by-laws, decrees, judgments, ordinances, regulations, codes, directives, limitations, regulations, or controls, national emergencies, local, regional or national epidemic or pandemic, delay in issuance or revocation of permits, enemy or hostile governmental action, terrorism, insurrection, riots, civil disturbance or commotion, cyberattacks, ransomware attacks and similar events, fire or other casualty, and other causes or events beyond their reasonable control (each a “Force Majeure”).

35. Brokers. Landlord and Tenant each represents and warrants that it has not dealt with any broker, agent or other person (collectively, “Broker”) in connection with this transaction and that no Broker brought about this transaction, other than CBRE. Landlord and Tenant each hereby agree to indemnify and hold the other harmless from and against any claims by any Broker, other than CBRE,

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claiming a commission or other form of compensation by virtue of having dealt with Tenant or Landlord, as applicable, with regard to this leasing transaction.

36. Limitation on Landlord’s Liability. NOTWITHSTANDING ANYTHING SET FORTH HEREIN OR IN ANY OTHER AGREEMENT BETWEEN LANDLORD AND TENANT TO THE CONTRARY: (A) LANDLORD SHALL NOT BE LIABLE TO TENANT OR ANY OTHER PERSON FOR (AND TENANT AND EACH SUCH OTHER PERSON ASSUME ALL RISK OF) LOSS, DAMAGE OR INJURY, WHETHER ACTUAL OR CONSEQUENTIAL TO: TENANT’S PERSONAL PROPERTY OF EVERY KIND AND DESCRIPTION, INCLUDING, WITHOUT LIMITATION TRADE FIXTURES, EQUIPMENT, INVENTORY, SCIENTIFIC RESEARCH, SCIENTIFIC EXPERIMENTS, LABORATORY ANIMALS, PRODUCT, SPECIMENS, SAMPLES, AND/OR SCIENTIFIC, BUSINESS, ACCOUNTING AND OTHER RECORDS OF EVERY KIND AND DESCRIPTION KEPT AT THE PREMISES AND ANY AND ALL INCOME DERIVED OR DERIVABLE THEREFROM; (B) THERE SHALL BE NO PERSONAL RECOURSE TO LANDLORD FOR ANY ACT OR OCCURRENCE IN, ON OR ABOUT THE PREMISES OR ARISING IN ANY WAY UNDER THIS LEASE OR ANY OTHER AGREEMENT BETWEEN LANDLORD AND TENANT WITH RESPECT TO THE SUBJECT MATTER HEREOF AND ANY LIABILITY OF LANDLORD HEREUNDER SHALL BE STRICTLY LIMITED SOLELY TO LANDLORD’S INTEREST IN THE PROJECT OR ANY PROCEEDS FROM SALE OR CONDEMNATION THEREOF AND ANY INSURANCE PROCEEDS PAYABLE IN RESPECT OF LANDLORD’S INTEREST IN THE PROJECT OR IN CONNECTION WITH ANY SUCH LOSS; AND (C) IN NO EVENT SHALL ANY PERSONAL LIABILITY BE ASSERTED AGAINST LANDLORD IN CONNECTION WITH THIS LEASE NOR SHALL ANY RECOURSE BE HAD TO ANY OTHER PROPERTY OR ASSETS OF LANDLORD OR ANY OF LANDLORD’S OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, MANDATARIES OR CONTRACTORS. UNDER NO CIRCUMSTANCES SHALL LANDLORD OR ANY OF LANDLORD’S OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, MANDATARIES OR CONTRACTORS BE LIABLE FOR INJURY TO TENANT’S BUSINESS OR FOR ANY LOSS OF INCOME OR PROFIT THEREFROM.

Tenant acknowledges and agrees that measures and/or services implemented at the Project, if any, intended to encourage social distancing, promote and protect health and physical well-being and/or intended to limit the spread of Infectious Conditions, may not prevent the spread of such Infectious Conditions. Neither Landlord nor any Landlord Indemnified Parties shall have any liability and Tenant waives any claims against Landlord and the Landlord Indemnified Parties with respect to any loss, damage or injury in connection with (x) the implementation, or failure of Landlord or any Landlord Indemnified Parties to implement, any measures and/or services at the Project intended to encourage social distancing, promote and protect health and physical well-being and/or intended to limit the spread of Infectious Conditions, or (y) the failure of any measures and/or services implemented at the Project, if any, to limit the spread of any Infectious Conditions.

37. Severability. If any clause or provision of this Lease is illegal, invalid or unenforceable under present or future laws, then and in that event, it is the intention of the parties hereto that the remainder of this Lease shall not be affected thereby. It is also the intention of the parties to this Lease that in lieu of each clause or provision of this Lease that is illegal, invalid or unenforceable, there be added, as a part of this Lease, a clause or provision as similar in effect to such illegal, invalid or unenforceable clause or provision as shall be legal, valid and enforceable.

38. Signs; Exterior Appearance. Tenant shall not, without the prior written consent of Landlord, which may be granted or withheld in Landlord’s sole discretion: (i) attach any awnings, exterior lights, decorations, balloons, flags, pennants, banners, painting or other projection to any outside wall of the Project, (ii) use any curtains, blinds, shades or screens other than Landlord’s standard window coverings, (iii) coat or otherwise sunscreen the interior or exterior of any windows, (iv) place any bottles, parcels, or other articles on the window sills, (v) place any equipment, furniture or other items of personal property on any exterior balcony, or (vi) paint, affix or exhibit on any part of the Premises or the Project any signs, notices, window or door lettering, placards, decorations, or advertising media of any type which can be viewed from the exterior of the Premises. Interior signs on doors and the directory tablet shall be inscribed, painted or affixed for Tenant by Landlord at the sole cost and expense of Tenant, and shall be of a size, color and type acceptable to Landlord. Nothing may be placed on the exterior of corridor walls

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or corridor doors other than Landlord’s standard lettering. The directory tablet shall be provided exclusively for the display of the name and location of tenants.

39. Shared Lab Areas.

(a) Right to Use. Commencing on the Commencement Date, Landlord hereby grants to Tenant, and Tenant hereby accepts, a non-exclusive right to use (“Shared Lab Areas Use Right”) those certain restricted common areas located in the Building designated by Landlord as the “Shared Lab Areas,” subject to the terms and provisions of this Section 39.

(b) Use. Tenant shall exercise its rights under this Section 39 and use the Shared Lab Areas in a manner that complies with all applicable Legal Requirements and any and all reasonable and non-discriminatory rules and regulations which may be adopted by Landlord from time to time including, without limitation, any schedule(s) which may be implemented by Landlord for the use of the Shared Lab Areas by all parties entitled to use the same. Tenant agrees to cause its employees who will be using the Shared Lab Areas to complete all training programs, if any, reasonably mandated by Landlord relating to the use of the Shared Lab Areas.

Tenant shall use the Shared Lab Areas in a manner that will not interfere with the rights of any other tenants, other licensees or Landlord’s service providers. Landlord assumes no responsibility for enforcing Tenant’s rights or for protecting the Shared Lab Areas from interference or use from any person including, without limitation, other tenants or licensees of the Project. Landlord may terminate the Shared Lab Areas Use Right granted to Tenant hereunder at any time during the Term for Tenant’s failure to comply with the terms of this Section 39 or any reasonable rules and regulations adopted by Landlord and delivered to Tenant in writing with respect to the Shared Lab Areas, which failure is not cured within 10 days after Landlord’s delivery to Tenant of written notice of such non-compliance. The expiration or earlier termination of this Lease shall automatically terminate the Shared Lab Areas Use Right hereby granted to Tenant.

(c) Relocation and Modification of Shared Lab Areas. Tenant acknowledges and agrees that Landlord shall have the right, at its sole cost and expense, at any time and from time to time, upon no less than 30 days’ notice to Tenant, to reconfigure, relocate and/or the Shared Lab Areas and/or to revise, expand or discontinue any of the services (if any) provided therein, and to add, change, reconfigure, remove or relocate any of the Shared Lab Equipment (as hereinafter defined) located therein. Notwithstanding the foregoing, Landlord shall not permanently remove glass wash or autoclave areas from the Building, and the Shared Lab Areas shall remain materially the same size and with the same or similar equipment notwithstanding any relocation thereof.

(d) Waiver.

(i) Landlord’s sole obligation for providing any equipment, systems, furnishings or personal property to the Shared Lab Areas whether or not affixed to the Building (collectively, “Shared Lab Equipment”) shall be (i) to provide such Shared Lab Equipment as is determined by Landlord in its sole and absolute discretion (but shall minimally have a glass washer and autoclave), and (ii) to contract with a third party to maintain the Shared Lab Equipment that is deemed by Landlord (in its reasonable discretion) to need periodic maintenance per the manufacturer’s standard maintenance guidelines. Landlord shall have no obligation to provide Tenant with operational Shared Lab Equipment, back-up Shared Lab Equipment or back-up utilities or to supervise, oversee or confirm that the third party maintaining the Shared Lab Equipment is maintaining the Shared Lab Equipment as per the manufacturer’s standard guidelines or otherwise. During any period of replacement, repair or maintenance of the Shared Lab Equipment when such Shared Lab Equipment is not operational, including any delays thereto due to the inability to obtain parts or replacements, Landlord shall have no obligation to provide Tenant with alternative or back-up Shared Lab Equipment. Tenant expressly acknowledges and agrees that Landlord does not guaranty that the Shared Lab Equipment will be operational at all

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times, will function or perform adequately and Landlord shall not be liable for any damages resulting from the failure of such Shared Lab Equipment.

(ii) Landlord makes no warranties of any kind, express or implied, with respect to the Shared Lab Areas or the Shared Lab Equipment, and Landlord disclaims any such warranties. Without limiting the foregoing, Tenant expressly acknowledges and agrees that Landlord does not guarantee or warrant that that the Shared Lab Areas of any Shared Lab Equipment will be operational at all times, will be of sufficient capacity to accommodate Tenant’s use thereof, will be free of Hazardous Materials, or will function or perform adequately, and Landlord shall not be liable for any damages resulting from the failure of the Shared Lab Areas and/or any Shared Lab Equipment.

(e) Tenant acknowledges and agrees that Landlord is under no obligation to provide any type of instruction or implement any training programs relating to the use of the Shared Lab Areas for Tenant or any other parties entitled to use the Shared Lab Areas.

40. Shared Conference Areas.

(a) Right to Use. Commencing on the Commencement Date, Landlord hereby grants to Tenant, and Tenant hereby accepts, a non-exclusive right to use (“Shared Conference Use Right”) those certain restricted common areas of the Building, including the portion of the Building on the second floor, designated by Landlord for common area conferencing, collaboration, lounge and/or dining (collectively, “Shared Conference Areas”), subject to the terms and provisions of this Section 40.

(b) Use. Tenant shall exercise its rights under this Section 40 and use the Shared Conference Areas in a manner that complies with all applicable Legal Requirements and any and all reasonable rules and regulations which may be adopted by Landlord from time to time including, without limitation, any schedule(s) which may be implemented by Landlord for the use of the Shared Conference Areas by all parties entitled to use the same. Tenant agrees to cause its employees who will be using the Shared Conference Areas to complete all training programs, if any, mandated by Landlord relating to the use of the Shared Conference Areas.

Tenant shall use the Shared Conference Areas in a manner that will not interfere with the rights of any other tenants, other licensees or Landlord’s service providers. Landlord assumes no responsibility for enforcing Tenant’s rights or for protecting the Shared Conference Areas from interference or use from any person including, without limitation, other tenants or licensees of the Project. Landlord may terminate the Shared Conference Use Right granted to Tenant hereunder at any time during the Term for Tenant’s failure to comply with the terms of this Section 40 or any reasonable rules and regulations adopted by Landlord and delivered to Tenant in writing with respect to the Shared Conference Areas. The expiration or earlier termination of this Lease shall automatically terminate the Shared Conference Use Right.

Use by Tenant of the Shared Conference Areas shall be in common with others entitled to use the Shared Conference Areas in accordance with scheduling procedures reasonably determined by Landlord. Landlord may impose limits on tenants with respect to the usage of the Shared Conference Areas if Landlord reasonably determines that there is excessive use of the Shared Conference Areas by Tenant or any other tenants having the right to use the Shared Conference Areas.

(c) Relocation and Modification of Shared Conference Areas. Tenant acknowledges and agrees that Landlord shall have the right, at its sole cost and expense, at any time and from time to time, upon no less than 30 days’ prior written notice to Tenant, to reconfigure, relocate or modify the Shared Conference Areas and/or to revise, expand or discontinue any of the services (if any) provided therein, and to add, change, reconfigure, remove or relocate any of the Equipment (as hereinafter defined) located therein.

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(d) Waiver.

(i) Landlord’s sole obligation for providing any equipment, systems, furnishings or personal property to the Shared Conference Areas whether or not affixed to the Building (collectively, “Equipment”) shall be (i) to provide such Equipment as is determined by Landlord in its sole and absolute discretion, and (ii) to contract with a third party to maintain the Equipment that is deemed by Landlord (in its sole and absolute discretion) to need periodic maintenance per the manufacturer’s standard maintenance guidelines. Landlord shall have no obligation to provide Tenant with operational Equipment, back-up Equipment or back-up utilities or to supervise, oversee or confirm that the third party maintaining the Equipment is maintaining the Equipment as per the manufacturer’s standard guidelines or otherwise. During any period of replacement, repair or maintenance of the Equipment when such Equipment is not operational, including any delays thereto due to the inability to obtain parts or replacements, Landlord shall have no obligation to provide Tenant with alternative or back-up Equipment. Tenant expressly acknowledges and agrees that Landlord does not guarantee that the Equipment will be operational at all times, will function or perform adequately and Landlord shall not be liable for any damages resulting from the failure of such Equipment.

(ii) Landlord makes no warranties of any kind, express or implied, with respect to the Shared Conference Areas or the Equipment, and Landlord disclaims any such warranties. Without limiting the foregoing, Tenant expressly acknowledges and agrees that Landlord does not guarantee or warrant that that the Shared Conference Areas of any Equipment will be operational at all times, will be of sufficient capacity to accommodate Tenant’s use thereof, will be free of Hazardous Materials, or will function or perform adequately, and Landlord shall not be liable for any damages resulting from the failure of the Shared Conference Areas and/or any Equipment.

(e) Tenant acknowledges and agrees that Landlord is under no obligation to provide any type of instruction or implement any training programs relating to the use of the Shared Conference Areas for Tenant or any other parties entitled to use the Shared Conference Areas.

41. Early Termination Right. Tenant shall have the right, subject to the provisions of this Section 41, to terminate this Lease (“Termination Right”) on the last day of the 84th month after the Commencement Date (“Early Termination Date”), so long as Tenant delivers to Landlord (a) a written notice (“Termination Notice”) of its election to exercise such Termination Right no less than 12 months in advance of the Early Termination Date, and (b) concurrently with Tenant’s delivery of the Termination Notice to Landlord, an early termination payment equal to the sum of (i) the unamortized leasing commissions paid by Landlord in connection with this Lease, which shall be amortized on a straight-line basis over the Base Term at 7%per annum, plus (ii) 3 months of the then-current amount of Base Rent, plus (iii) the unamortized cost of the Tenant Improvements (based on the stipulated cost of $275.00 per Rentable Area of Premises), which shall be amortized on a straight-line basis over the Base Term at 7% per annum (collectively, the “Early Termination Payment”). If Tenant timely and properly exercises the Termination Right and delivers the Early Termination Payment, Tenant shall vacate the Premises and deliver possession thereof to Landlord in the condition required by the terms of this Lease on or before the Early Termination Date and Tenant shall have no further obligations under this Lease after the Early Termination Date except for those accruing prior to the Early Termination Date and those which, pursuant to the terms of this Lease, survive the expiration or early termination of this Lease. If Tenant does not deliver to Landlord the Termination Notice and the Early Termination Payment within the time period provided in this paragraph, Tenant shall be deemed to have waived its Termination Right and the provisions of this Section 41 shall have no further force or effect.

42. Tenant’s Relocation Right.

(a) Expansion in the Building. Tenant shall have a one-time right during the Term, but not the obligation, to relocate the Premises (the “Relocation Right”) to the Relocation Space upon the terms and conditions in this Section 42. For purposes of this Section 42(a), if Landlord purchases or develops a building in downtown Montreal which has at least 10,620 rentable square feet available and suitable for

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Tenant’s use (the “Relocation Space”), which is not occupied by a tenant or which is occupied by a then-existing tenant whose lease is expiring within 9 months or less and such tenant does not wish to renew (whether or not such tenant has a right to renew) its occupancy of such space, Tenant shall be permitted to exercise its Relocation Right with respect to such Relocation Space. Within a reasonable period after Landlord becomes aware that the Relocation Space becomes available, Landlord shall deliver to Tenant written notice (the “Relocation Notice”) of the availability of such Relocation Space, together with the terms and conditions on which Landlord is prepared to lease to Tenant such Relocation Space. For the avoidance of doubt, Tenant may only exercise its right under this Section 42(a) with respect to all of the space described in the Relocation Notice (“Identified Relocation Space”). The term of this Lease with respect to the Identified Relocation Space may not be co-terminous with the Term of this Lease with respect to the then-existing Premises. Tenant shall have 10 days following receipt of the Relocation Notice to deliver to Landlord written notification of Tenant’s exercise of the Relocation Right (“Exercise Notice”) with respect to the Identified Relocation Space. If Tenant does not deliver an Exercise Notice to Landlord within such 10 day period, then Tenant shall be deemed to have waived its rights under this Section 42(a) to lease the Identified Relocation Space, and Landlord shall have the right to lease the Identified Relocation Space to any third party on any terms and conditions acceptable to Landlord.

(b) New Lease. If: (i) Tenant fails to timely deliver an Exercise Notice, or (ii) after the expiration of a period of 30 days after Landlord’s delivery to Tenant of a lease for Tenant’s relocation of the Premises to the Identified Space, no lease acceptable to both parties, each in their reasonable discretion after using reasonable, diligent good faith efforts negotiate the same, has been executed, Tenant shall, notwithstanding anything to the contrary contained herein, be deemed to have forever waived its right to relocate the Premises. This Lease shall terminate on the date that Tenant commences paying rent under the new lease for the Relocation Space, unless the parties agree otherwise in writing.

(c) Exceptions. Notwithstanding the above, the Relocation Right shall, at Landlord’s option, not be in effect and may not be exercised by Tenant:

(i) during any period of time that Tenant is in Default under any provision of this Lease; or

(ii) if Tenant has been in Default under any provision of this Lease 3 or more times, whether or not the Defaults are cured, during the 12 month period prior to the date on which Tenant seeks to exercise the Relocation Right.

(d) Termination. The Relocation Right shall, at Landlord’s option, terminate and be of no further force or effect even after Tenant’s due and timely exercise of the Relocation Right, if, after such exercise, but prior to the commencement date of the lease of such Relocation Space, (i) Tenant fails to timely cure any Default by Tenant under this Lease; or (ii) Tenant has Defaulted 3 or more times during the period from the date of the exercise of the Relocation Right to the date of the commencement of the lease of the Relocation Space, whether or not such Defaults are cured.

(e) Subordinate. Tenant’s Relocation Right granted pursuant to Section 42(a) above is and shall remain subject and subordinate to the right of Landlord and/or Landlord’s affiliates (and/or any of their respective affiliates, successors and/or assigns) to occupy all or a portion of the Relocation Space for its own purposes as a management and/or marketing office and Landlord’s right to elect to use all or a portion of the Relocation Space for common amenities serving such project. In addition, Tenant’s rights in connection with the Relocation Right are and shall be subject to and subordinate to any expansion rights existing as of the date of this Lease.

(f) Rights Personal. The Relocation Right is personal to Tenant and is not assignable without Landlord’s consent, which may be granted or withheld in Landlord’s sole discretion separate and apart from any consent by Landlord to an assignment of Tenant’s interest in this Lease.

(g) No Extensions. The period of time within which the Relocation Right may be exercised shall not be extended or enlarged by reason of Tenant’s inability to exercise the Relocation Right.

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43.	Miscellaneous.

(a) Notices. All notices or other communications between the parties shall be in writing and shall be deemed duly given upon delivery or refusal to accept delivery by the addressee thereof if delivered in person, or upon actual receipt if delivered by reputable overnight guaranty courier, addressed and sent to the parties at their addresses set forth above. Landlord and Tenant may from time to time by written notice to the other designate another address for receipt of future notices.

(b) Solidary Liability. If and when included within the term “Tenant,” as used in this instrument, there is more than one person or entity, each shall solidarily liable for the obligations of Tenant.

(c) Financial Information. Tenant shall furnish Landlord with true and complete copies of

(i) upon Landlord’s written request on an annual basis, Tenant’s most recent audited annual financial statements, provided, however, that Tenant shall not be required to deliver to Landlord such annual financial statements for any particular year sooner than the date that is 90 days after the end of each of Tenant’s fiscal years during the Term, and (ii) upon Landlord’s written request, Tenant’s most recent unaudited mid-year financial statements; provided, however, that Tenant shall not be required to deliver to Landlord such mid-year financial statements sooner that the date that is 45 days after the end of each of Tenant’s second fiscal quarters during the Term. Notwithstanding anything to the contrary contained in this Lease, Landlord’s written request for financial information pursuant to this Section 43(c) may delivered to Tenant via email. So long as Tenant is a “public company” and its financial information is publicly available, then the foregoing delivery requirements of this Section 43(c) shall not apply.

(d) Registration. The Tenant shall not publish or register this Lease in any manner except as provided at Article 2999.1 of the Civil Code of Quebec, and only after the form and content of such notice have been previously approved in writing by the Landlord, the whole at the Tenant’s costs (including the registration fee and the cost of a registered copy to be provided to the Landlord). Without limiting the reasons for which the Landlord may withhold his consent, said notice of lease shall only contain the information as provided at the second paragraph of Article 2999.1 of the Civil Code of Quebec only, and in no event shall there be any mention of (i) the Rent or any other amount payable under the Lease or (ii) any special rights such as the Relocation Right, Shared Lab Area Use Right and the Shared Conference Use Right. Upon the expiry of the Lease or any renewal thereof, the Tenant shall discharge all such registration at its costs. Should the Tenant not proceed with the said discharge, the Landlord may do at the Tenant’s costs, and the Tenant hereby mandates the Landlord or any person employed by the Landlord (or the Landlord’s manager or any person employed by the Landlord’s manager, if applicable), to proceed with the discharge of the Lease registration and to take all legal, administrative and/or other formalities required to discharge the Lease registration.

(e) Interpretation. The normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Lease or any exhibits or amendments hereto. Words of any gender used in this Lease shall be held and construed to include any other gender, and words in the singular number shall be held to include the plural, unless the context otherwise requires. The captions inserted in this Lease are for convenience only and in no way define, limit or otherwise describe the scope or intent of this Lease, or any provision hereof, or in any way affect the interpretation of this Lease.

(f) Not Binding Until Executed. The submission by Landlord to Tenant of this Lease shall have no binding force or effect, shall not constitute an option for the leasing of the Premises, nor confer any right or impose any obligations upon either party until execution of this Lease by both parties.

(g) Limitations on Interest. It is expressly the intent of Landlord and Tenant at all times to comply with applicable law governing the maximum rate or amount of any interest payable on or in connection with this Lease. If applicable law is ever judicially interpreted so as to render usurious any interest called for under this Lease, or contracted for, charged, taken, reserved, or received with respect to this Lease, then it is Landlord’s and Tenant’s express intent that all excess amounts theretofore

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collected by Landlord be credited on the applicable obligation (or, if the obligation has been or would thereby be paid in full, refunded to Tenant), and the provisions of this Lease immediately shall be deemed reformed and the amounts thereafter collectible hereunder reduced, without the necessity of the execution of any new document, so as to comply with the applicable law, but so as to permit the recovery of the fullest amount otherwise called for hereunder.

(h) Choice of Law. Construction and interpretation of this Lease shall be governed by the internal laws of the Province of Quebec and the federal laws of Canada applicable therein, excluding any principles of conflicts of laws.

(i) Time. Time is of the essence as to the performance of Tenant’s obligations under this

Lease.

(j) OFAC. Each of Tenant and Landlord is currently (a) in compliance with and shall at all times during the Term of this Lease remain in compliance with the regulations of the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of Treasury and any statute, executive order, or regulation relating thereto (collectively, the “OFAC Rules”), (b) not listed on, and shall not during the term of this Lease be listed on, the Specially Designated Nationals and Blocked Persons List, Foreign Sanctions Evaders List, or the Sectoral Sanctions Identification List, which are all maintained by OFAC and/or on any other similar list maintained by OFAC or other governmental authority pursuant to any authorizing statute, executive order, or regulation, and (c) not a person or entity with whom a U.S. person is prohibited from conducting business under the OFAC Rules.

(k) Incorporation by Reference. All exhibits and addenda attached hereto are hereby incorporated into this Lease and made a part hereof. If there is any conflict between such exhibits or addenda and the terms of this Lease, such exhibits or addenda shall control.

(l) Entire Agreement. This Lease, including the exhibits attached hereto, constitutes the entire agreement between Landlord and Tenant pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, letters of intent, negotiations and discussions, whether oral or written, of the parties, and there are no warranties, representations or other agreements, express or implied, made to either party by the other party in connection with the subject matter hereof except as specifically set forth herein.

(m) No Accord and Satisfaction. No payment by Tenant or receipt by Landlord of a lesser amount than the monthly installment of Base Rent or any Additional Rent will be other than on account of the earliest stipulated Base Rent and Additional Rent, nor will any endorsement or statement on any check or letter accompanying a check for payment of any Base Rent or Additional Rent be an accord and satisfaction. Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such Rent or to pursue any other remedy provided in this Lease.

(n) Hazardous Activities. Notwithstanding any other provision of this Lease, Landlord, for itself and its employees, agents, mandataries, and contractors, reserves the right to refuse to perform any repairs or services in any portion of the Premises which, pursuant to Tenant’s routine safety guidelines, practices or custom or prudent industry practices, require any form of protective clothing or equipment other than safety glasses. In any such case, Tenant shall contract with parties who are acceptable to

Landlord, in Landlord’s reasonable discretion, for all such repairs and services, and Landlord shall, to the extent required in respect of such repairs or services to reflect that Landlord is not providing such repairs or services to Tenant.

(o) Waiver under Civil Code of Quebec. Without limiting the generality of any other provision of this Lease, Tenant hereby waives the benefit of Articles 1432, 1854 (second paragraph), 1856, 1858, 1859, 1861, the second paragraph of Article 1863, 1864, the last paragraph of Article 1865, 1867, 1868, the second paragraph of Article 1869, 1871, 1873, and 1883 of the Civil Code of Quebec.

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(p) No Superficies. Landlord and Tenant expressly declare that no superficies results from this Lease or any of the transactions contemplated herein, and Tenant hereby expressly waives the right to assert that it is the beneficiary of any right of superficies. Without limiting the generality of the foregoing, Tenant expressly waives any right which it may have pursuant to the second paragraph of Article 1116 of the Civil Code of Quebec to acquire ownership of subsoil.

(q) Language of Agreement. The parties declare that they have requested and do hereby confirm their request that the present agreement be in English; les parties declarent qu’elles ont exige et par les presentes confirment leur demande que la presente soit redigee en anglais.

(r) Canadian Currency. All sums of money referred to in this Lease are in Canadian dollars unless otherwise specifically stated.

(s) Counterparts. This Lease may be executed in 2 or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature process) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes. Electronic signatures shall be deemed original signatures for purposes of this Lease and all matters related thereto, with such electronic signatures having the same legal effect as original signatures.

[ Signatures on next page ]

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IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease as of the day and year first above written.

ENGENE INC.,
a corporation governed by the Canada Business Corporations Act

/s/ Anthony Cheung
By:	Anthony Cheung
Its:	Chief Technology Officer

☒ I hereby certify that the signature, name, and title above are my signature, name and title

LANDLORD:

ARE-CANADA NO. 5 HOLDINGS, ULC, a British Columbia company

/s/ Gregory Kay
By:	Gregory Kay
Its:	SVP - Real Estate Legal Affairs

4868 Rue Levy – Suite 220/enGene - Page 1

EXHIBIT A TO LEASE

DESCRIPTION OF PREMISES

TOILET RM
TOILET RM
COMMON CONFERENCE
BLDG UTILITIES
TISSUE CULTURE
LAB
MEETING
MEETING
LOBBY
CONF ROOM
OFFICE
OFFICE
OFFICE
OFFICE
OPEN OFFICE
COPY/STOR
IT ROOM
KITCHEN / BREAK
WALK-IN HOOD
FORMULATION ROOM
LAB
DARK ROOM
UTILITY

2ND FLOOR PLAN - ENGENE

SCALE: 1/8" = 1'-0"

4868 Rue Levy, Saint-Laurent, Canada

March 11th, 2022

EWING COLE

4868 Rue Levy – Suite 220/enGene - Page 1

EXHIBIT B TO LEASE

DESCRIPTION OF PROJECT

4868 Rue Levy – Suite 220/enGene - Page 1

EXHIBIT C TO LEASE

SPACE PLANS

(see attached)

4868 Rue Levy – Suite 220/enGene - Page 2

ENGENE @ 4868 Rue Levy

OFFICE AND LABORATORY-ARCHITECTURE

APPLICABLE CODE AND STANDARDS

•	Code de construction du Québec

Construction Type and Use

•	Type llB non-combustible building for commercial business and research use.

Building Control Zones

•	Will be provided with a pro-rata share of a single control zone as permitted by local codes.

Ceiling Height

•	Ceiling heights will be 9'-0" above finished floor, but may be as low as 8 feet in spaces to permit overhead clearances for interstitial space services.

BUILDING ALTERATIONS

•

New building lobby with porcelain tile flooring and wall coving. Provide a combination of gypsum soffits with recessed 4" LED “can” lights and 1x4 ACT ceiling tiles with recessed linear LED lights. Select areas of linear acoustical metal ceilings to be determined in the next phase of design. Assume wall coverings at the main lobby areas, elevator and entrance to restrooms.

•	(1) new common conference room and (1) seminar room with operable folding partition to divide space into (2) smaller conference rooms.

•	ADA-compliant restrooms will be provided by Landlord on the 2ND floor in sufficient number to comply with all applicable codes.

•	Solid surface countertops with undermount stainless steel bowl sinks. Faucet and soap dispensers to be hardwired hands-free operation. Frameless mirror at sinks.

•	Porcelain tile floor and coving. Ceramic wall tile at wet walls.

•	2x4 ACT with coved LED troffer at toilet wall and 2x4 LED’s

•	Hardwired and hands-free toilets and urinals, wall mounted.

•	New service elevator will be provided

•	Basis of Design is Otis Gen3 4500lbs service elevator with compact machine room.

•	Loading dock access

•

(1) Existing loading dock door and (1) new loading dock door to be utilized with new common corridor back to loading area from service elevator. Assume polished concrete floors and double doors into newly sized loading area. New building manager office adjacent to new loading dock door. Field verify condition of existing bollards and dock guards. Replace if necessary.

•	Janitors’ closet adjacent to toilet rooms, water fountains and electrical room on each occupied floor will be provided by Landlord.

•	Perimeter walls will receive metal studs and batt insulation.

•	5/8" Drywall and associated finishes at inside face of exterior walls to 6" above the underside of the ceilling. New laminate windowsills at windows.

•	Finishes at interior columns within Tenant spaces

•	5/8" drywall, taped and primed only at core and shell partitions exposed within Tenant premises.

•	Rooftop equipment assumed to be curb mounted within the exiting screened area.

810 Light Street, Baltimore, Maryland 21230 TEL 410.837.5040	ewingcole.com

4868 Rue Levy – Suite 220/enGene - Page 3

Engne @ 4868 Rue Levy

03/11/2022

TENANT ALTERATIONS

•

Tenant partitions to run to the underside of deck between lab and office functions. Partitions for meeting rooms shall run to the underside of deck and receive sound attenuation batts in the metal stud cavity.

•

Ceillings shall be ACT in lab and office areas with high NRC and 9/16" beveled edge. There will be minor amounts of gypsum bulkheads at feature areas such as the main lobby, meeting room and break area.

•	Flooring:

•	Offices and common areas will receive carpet tile with rubber base moulding.

•	Laboratories will receive VCT flooring with rubber base moulding. Provide allowance for minimum (3) colors to be Incorporated into patterned floor design.

•	Break area flooring will receive LVT linear flooring

•	IT closet to receive anti-static resilient flooring.

•	Paint walls, doors, and frames

•	Assume markerboards in meeting rooms. Provide ring and string connection for power and data at end wall of rooms for LED mounted display. Blocking for mounting must accommodate for this.

•	Assume (3) walls of private offices receive power and data receptacles.

•

Half lite (active leaf) metal doors at labs and full lite wood doors at offices. Assume 24" wide full height side lites at office doors, located 1'-0" off door jamb. In general, door frames and lites shall be hollow metal, except where long spans of glass are indicated on floor plan. Long spans of glass shall be an aluminum framed storefront system as well as suite entry points.

•	Door hardware to include closers on suite entries and active leaf of lab doors. Card access and security to be determined in a later phase of design, through further communication with tenant.

•

Millwork where shown in office area. Assume solid surface counters with stainless undermount sinks. Provide power and plumbing for garbage disposal at pantry sinks. Cabinets shall be full overlay style with soft close hinges. Assume hardware is a grade higher than bar pulls. Appliances to include dishwasher, microwave and refrigerators with an icemaker. Provide water line at counter for tenant furnished coffee maker.

•	Wall of laminate 24" x 24" double stacked lockers at break area where shown on plan.

•	Lighting at break area/pantry to include architectural pendant lighting over island/peninsulas.

•

Tenant fixed laboratory casework and standard chemical fume hoods. Basis of design for casework is powder coated metal with full overlay cabinets and drawers, color TBD. Include soft close 5-knuckle hinges. Assume hardware is a grade higher than bar pulls. (2) fumehoods and (1) walk-in hood in the Formulation Room. Countertops to be epoxy resin with kemresin drop-in sinks. Assume glass drying rack behind sinks with overhead metal shelf and power for equipment above shelf. Provide eyewash at each sink and an emergency shower in the large lab (no floor drain for shower). Provide 4" epoxy resin backsplash at casework along perimeter walls. Casework cores to be 6" wide with frames for adjustable metal shelving and horizontal raceways, fed from utility chases and perimeter walls.

•	Tenant laboratory equipment including but not limited to biosafety cabinets, autoclaves, glass washers, lyophilizer.

•	Shaft enclosures for connections to base building systems and hazardous exhaust risers.

•	Access to and repair of shaft enclosures at core and shell as a result of tenant improvements.

•	Provide 12k allowance, broken out, for reception desk and interior signage located behind lobby desk.

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LABORATORY- HVAC

APPLICABLE CODE AND STANDARDS

•	Code de construction du Québec

•	Quebec Construction Code Chapter V - Electricity

•	2018 International Mechanical Code

EXISTING EQUIPMENT

The building includes packaged rooftop units with variable volume reheat boxes. This system will be removed in its entirety and replaced with new systems.

HVAC SYSTEMS

Provide new packaged rooftop units to include multiple compressors, gas heat, MERV 8 and MERV 13 filters and discharge static pressure sensors.The units shall be VAV type to allow discharge air controls. The lab unit shall include a lead variable scroll compressor and hot gas reheat. Units shall include 18" high curbs. Units shall be provided with Bacnet communication cards. Units shall be sized as follows:

Lab RTU - 30 tons

Office RTU - 15 tons

VAV boxes shall be provided to serve all fit out areas form the new rooftop units and to include complete duct distribution systems. For pricing - assume (20) new 1,000 CFM single duct reheat boxes with staged electric heaters sized for 10 KWH each. Provide new space temperature sensors connected to a new building wide open protocol Bacnet building management system.

Provide gas fired steam humidifier for the lab unit with steam manifold in the lab RTU main supply air duct. The humidifier shall be sized for a total capacity of 175 pounds per hr.

Provide new paired lead/ lag roof utility set exhaust fans with 10 feet high discharge stacks with the 3500 FPM discharge cones and isolation motor operated dampers as follows:

Autoclave: 1,000 CFM and 1.25 in. s.p.

Fume Hoods - 2500 CFM and 2.5 in. s.p.

General - 1000 CFM and 1.0 in. s.p.

Lyophilizer - 700 CFM and 1.0 in. s.p.

Biosafety cabinets provided by the tenant will be Type A re-circulating type.

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All supply and return ductwork shall be Class A sealed for all ductwork and only for upstream of VAV boxes shall be rated for 4 in.w.c. and shall be galvanized with exterior fiberglass insulation. Exhaust ductwork shall be galvanized with class A seal for 4 in.w.c. Provide an add alternate price to provide flanged stainless-steel ductwork for fume hood exhaust.

The IT room will be provided with (1) emergency powered 1.5-ton DX split system with low ambient cooling. Provide units with Bacnet communication card and connect to the building BMS system.

Lyophillizer chiller and chilled water hoses as well as the autoclave steam generator and steam piping will be provided with the equipment under separate contract direct to the tenant.

BUILDING MANAGEMENT SYSTEM AND CONTROLS

Provide a building management system to include an open protocol Bacnet direct digital (DDC) system with remote access capability. New equipment shall be provided with equipment controllers and devices capable of interconnecting with this system.

General BMS connection points shall include the following:

•	VAV boxes: Space temp and RH with local override buttons for occupied mode and read out

•	Rooftop units - reset duct SP and temp/ dehumidification setpoints

•	Exhaust Fans - CT Alarms

Space environmental control settings will be:

•	Common Spaces/Support - 74°F ±3°F; 65% RH max

•	Office and Support Areas - 74°F ±3°F; 65% RH max

•	Lab and Lab Support Areas - 71°F ±3°F; 65% RH max

•	Mechanical / Utility - 78°F ±3°F; 25% to 65% RH

•	Storage - 76°F ±3°F; 25% to 65% RH

LABORATORY OFFICE BUILDING - PLUMBING

APPLICABLE CODE AND STANDARDS

1.	Code de construction du Québec

2.	Quebec Construction Code Chapter V - Electricity

3.	2018 International Mechanical Code

SANITARY AND VENT

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Incoming sanitary includes an existing sanitary waste system. This fit out shall include connection to the existing building mains. Provide connections to existing 4" sanitary outlets below grade on the lower level floor. The existing drawings do not include plumbing drawings; existing sanitary piping will require camera investigation to determine location and verification of size.

Service below grade shall be DWV Schedule 40 PVC. Existing piping above grade includes a combination of service weight cast iron no-hub and PVC. New piping shall be PVC DWV piping. Piping within plenums shall be CPVC with Chorazon rated for plenum duty.

STORM DRAINAGE and CONDENSATE

The storm drains are existing to remain. New rooftop units shall include condensate to discharge to the nearest roof drain. Provide condensate drainage for the IT room unit- connect to the nearest storm water riser via a check valve. Condensate piping shall be PVC DWV.

WATER SUPPLY SYSTEM

The building includes existing separate a combined fire/ domestic water service. Plumbing drawings are not available and the existing property condition report does not indicate water main sizing. Assume for pricing that the existing water service will be tapped with a 2" cold water main to serve lab needs.

Provide appropriate backflow prevention to yield individual domestic, non-potable and tepid water loops to serve the labs. Refer to architectural plans for fixture locations. Provide (4) emergency shoer stations and (12) eye wash stations. Above grade piping shall be constructed of Type “L” copper, ProPress or equal, and insulated with 3⁄4" fiberglass insulation. Piping shall be extended to new fixtures and lab equipment. Lab emergency fixtures shall be connected to potable water and shall include mixing valves to maintain tepid water temperatures between 60 and 90 F. Lab sinks shall be connected to non-potable hot and cold water. Break room fixtures shall be connected to potable fixtures as indicated in the architectural BOD. The fixtures types are listed in the architectural section.

Lab sinks and eye washes as well as lab equipment (autoclaves and glasswashers) shall be included in the casework Division. Provide rough in and final connections under this Division.

Provide a 5 GPM softened water system to provide make up water to the humidifier as well as the steam generator make up.

Keep piping away from the NMR gauss line.

DOMESTIC HOT WATER SERVICE

Provide a new 75 gallon; 12 KWH water heater with 5 GPM re-circulation system.

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Piping shall be constructed of Type “L” copper, ProPress or equal, and insulated with 3⁄4" fiberglass insulation. Potable hot water shall be used for generating tepid emergency fixture water and the non-potable hot water shall be used to serve Iab fixtures and equipment. Emergency fixtures may be connected to individual mixing valves or to central tepid loop with a master mixing valve.

NATURAL GAS SERVICE

Natural gas piping shall be upgraded to include service to the new rooftop and humidifier equipment. Provide coordination with the Gas utility company for anew larger meter. Piping shall be schedule 40 black steel with threaded fittings for exposed piping and welded piping for concealed piping.

COMPRESSED AIR

Provide compressed air piping to each fume hood as well as one drop to each lab, the lyophilizer and the autoclave. Piping shall be lab grade cleaned and capped Type “L” copper piping with press type fittings.

Provide a duplex oil-less lab quality compressed air (CA-110 psi min.) system with 100 gallon storage tank, refrigerated air dryers, associated piping and filters shall be provided. Overall demand to be determined. Assume a duplex 10 hp package for pricing.

Provide piping to a termination at 1 feet below the ceiling terminated with a ball valve and a pressure regulator in each lab.

VACUUM SYSTEM

Local vacuum pumps will be provided for the biosafety cabinets by the tenant.

SPECIALTY PROCESS GAS SYSTEMS

N2 and CO2 piping will be local and will be provided by the tenant’s lab gas vendor.

RO/DI PURE WATER SYSTEM

Provide cold water make up to local RO/DI pure water systempolishers (assume 2 for pricing) and a local skid for the glasswasher (assume this skid will be furnished by the glasswash vendor).

PLUMBING FIXTURES

Refer to the architectural section for fixtures.

Lab sinks and eye washes as well as lab equipment (autoclaves and glasswashers) shall be included in the casework Division. Provide rough in and final connections under this Division.

MISCELLANEOUS SUPPORT SYSTEMS

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Elevator and its pump are existing to remain. Existing central toilet rooms are also existing to remain.

Electrical Systems Description

INTENT

This performance criteria is intended to define the level of performance of the electrical system. The parameters used herein will form the basis of the electrical system design, equipment selection and system sizing.

GENERAL PROJECT DESCRIPTION

The project includes a partial renovation of an existing two-story building as indicated on the architectural plans for a lab tenant.

The renovated areas will have electrical devices removed back to source. All existing electrical panel boards will remain and additional panel boards will be provided for emergency power loads. A new natural gas generator will be installed on the roof to support the tenant.

CODES AND STANDARDS

The engineering calculations are based on the latest recommendations of Code de Construction du Quebec and Quebec Construction Code Chapter V– Electricity.

The standards applicable to the design are as follows:

•	Illuminating Engineering Society (IES)

•	Institute of Electrical and Electronics Engineers (IEEE)

POWER DISTRIBUTION

The building will be supplied by 600/347 volt service. The second floor has a 600 amp panelboard with step down transformer and branch circuit panel boards which will be reused for tenant.

A new 125amp 600/347 volt panel with 75kva dry type transformer and 225amp 208/120 volt branch circuit panel will be provided.

STANDBY GENERATOR (EMERGENCY)

There is an existing 600/347 volt landlord furnished standby generator. The generator and associated transfer switch will be used To provide stand by power to refrigerators, freezers, biosafety cabinets, fume hoods, lab exhaust fans, IT room and its HVAC and the lyophillizer. The landlord provides standby power at 5 W/RSF. Calculations will be provided when the process and lab equipment selections are finalized.

Uninterrupted power will be provided by tenant furnished UPS units.

=

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LIGHTING

Lighting fixtures in all areas will be LED type.

Lighting controls will be standard switches for all areas.

Lighting levels will be designed to meet the recommended standards of the Illuminating Engineering Society (IES). Average, maintained lighting levels (footcandles) for the spaces in the building will be as follows:

• Corridors	20 FC

• Labs	60 FC

• Equipment Rooms	30 FC

• Lobbies/reception	20 FC

• Storage Rooms	20 FC

• Public Toilet/Locker Rooms	30 FC

• Offices	35 FC

FIRE ALARM SYSTEM

The building fire alarm system is existing. All new devices shall be compatible with existing system.

Pull stations, horns and strobes will be installed throughout the building in accordance with NFPA 72 - National Fire Alarm and Signaling Code. All sprinkler system water flow and tamper switches will be monitored by the building fire alarm system. Air handling unit duct smoke detectors and shaft mounted duct smoke detectors at smoke dampers will be addressable type and will be provided as part of the building fire alarm system.

COMMUNICATION SYSTEMS

The tenant will have their own IT room that connects to the building backbone system. All cabling will be provided by tenants communication contractor. Minimum of 1⁄4" conduit will be provided for all communication drops within offices and 1-1/4" conduit will be provided for conference rooms and lab areas.

SECURITY SYSTEM

NO scope included at this time.

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EXHIBIT D TO LEASE

ACKNOWLEDGMENT OF COMMENCEMENT DATE

This ACKNOWLEDGMENT OF COMMENCEMENT DATE is made this _____ day of ARE-CANADA NO. 5 HOLDINGS ULC, a British Columbia company (“Landlord”), and ENGENE INC., a corporation governed by the Canada Business Corporations Act (“Tenant”), and is attached to and made a part of the Lease dated ______________, 2022 (the “Lease”), by and between Landlord and Tenant.

Any initially capitalized terms used but not defined herein shall have the meanings given them in the Lease.

Landlord and Tenant hereby acknowledge and agree, for all purposes of the Lease, that the Commencement Date of the Base Term of the Lease is ______________, _____, and the termination date of the Base Term of the Lease shall be midnight on ______________, _____. In case of a conflict between the terms of the Lease and the terms of this Acknowledgment of Commencement Date, this Acknowledgment of Commencement Date shall control for all purposes.

IN WITNESS WHEREOF, Landlord and Tenant have executed this ACKNOWLEDGMENT OF COMMENCEMENT DATE to be effective on the date first above written.

TENANT:

ENGENE INC., a corporation governed by the Canada Business Corporations Act

By:
Its:

☐ I hereby certify that the signature, name, and title above are my signature, name and title

LANDLORD:

ARE-CANADA NO. 5 HOLDINGS ULC,
a British Columbia company

By:
Its:

Rules and Regulations	4868 Rue Levy – Suite 220/enGene - Page 1

EXHIBIT E TO LEASE

Rules and Regulations

1. The sidewalk, entries, and driveways of the Project shall not be obstructed by Tenant, or any Tenant Party, or used by them for any purpose other than ingress and egress to and from the Premises.

2. Tenant shall not place any objects, including antennas, outdoor furniture, etc., in the parking areas, landscaped areas or other areas outside of its Premises, or on the roof of the Project.

3. Except for animals assisting the disabled, no animals shall be allowed in the offices, halls, or corridors in the Project.

4. Tenant shall not disturb the occupants of the Project or adjoining buildings by the use of any radio or musical instrument or by the making of loud or improper noises.

5. If Tenant desires telegraphic, telephonic or other electric connections in the Premises, Landlord or its agent will direct the electrician as to where and how the wires may be introduced; and, without such direction, no boring or cutting of wires will be permitted. Any such installation or connection shall be made at Tenant’s expense.

6. Tenant shall not install or operate any steam or gas engine or boiler, or other mechanical apparatus in the Premises, except as specifically approved in the Lease and except in accordance with the Permitted Use. The use of oil, gas or inflammable liquids for heating, lighting or any other purpose is expressly prohibited, except as specifically approved in the Lease and except in accordance with the Permitted Use. Explosives or other articles deemed extra hazardous shall not be brought into the Project.

7. Parking any type of recreational vehicles is specifically prohibited on or about the Project. Except for the overnight parking of operative vehicles, no vehicle of any type shall be stored in the parking areas at any time. In the event that a vehicle is disabled, it shall be removed within 48 hours. There shall be no “For Sale” or other advertising signs on or about any parked vehicle. All vehicles shall be parked in the designated parking areas in conformity with all signs and other markings. All parking will be open parking, and no reserved parking, numbering or lettering of individual spaces will be permitted except as specified by Landlord.

8. Tenant shall maintain the Premises free from rodents, insects and other pests.

9. Landlord reserves the right to exclude or expel from the Project any person who, in the judgment of Landlord, is intoxicated or under the influence of liquor or drugs or who shall in any manner do any act in violation of the Rules and Regulations of the Project.

10. Tenant shall not cause any unnecessary labor by reason of Tenant’s carelessness or indifference in the preservation of good order and cleanliness. Landlord shall not be responsible to Tenant for any loss of property on the Premises, however occurring, or for any damage done to the effects of Tenant by the janitors or any other employee or person.

11. Tenant shall give Landlord prompt notice of any defects in the water, lawn sprinkler, sewage, gas pipes, electrical lights and fixtures, heating apparatus, or any other service equipment affecting the Premises of which Tenant has knowledge.

12. Tenant shall not permit storage outside the Premises, including without limitation, outside storage of trucks and other vehicles, or dumping of waste or refuse or permit any harmful materials to be placed in any drainage system or sanitary system in or about the Premises.

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13. All moveable trash receptacles provided by the trash disposal firm for the Premises must be kept in the trash enclosure areas, if any, provided for that purpose.

14. No auction, public or private, will be permitted on the Premises or the Project.

15. No awnings shall be placed over the windows in the Premises except with the prior written consent of Landlord.

16. The Premises shall not be used for lodging, sleeping or cooking or for any immoral or illegal purposes or for any purpose other than that specified in the Lease. No gaming devices shall be operated in the Premises.

17. Tenant shall ascertain from Landlord the maximum amount of electrical current which can safely be used in the Premises, taking into account the capacity of the electrical wiring in the Project and the Premises and the needs of other tenants, and shall not use more than such safe capacity. Landlord’s consent to the installation of electric equipment shall not relieve Tenant from the obligation not to use more electricity than such safe capacity.

18. Tenant assumes full responsibility for protecting the Premises from theft, robbery and pilferage.

19. Tenant shall not install or operate on the Premises any machinery or mechanical devices of a nature not directly related to Tenant’s ordinary use of the Premises and shall keep all such machinery free of vibration, noise and air waves which may be transmitted beyond the Premises.

20. Tenant shall cause any vendors and other service providers hired by Tenant to perform services at the Premises or the Project to maintain in effect workers’ compensation insurance as required by Legal Requirements and reasonable commercial general liability insurance with coverage amounts reasonably acceptable to Landlord. Tenant shall cause such vendors and service providers to name Landlord and Alexandria Real Estate Equities, Inc. as additional insureds under such policies and shall provide Landlord with certificates of insurance evidencing the required coverages (and showing Landlord and Alexandria Real Estate Equities, Inc. as additional insureds under such policies) prior to the applicable vendor or service provider providing any services to Tenant at the Project. It is understood that this paragraph shall not apply to vendors that only deliver inventory or goods to Tenant.

21. Neither Tenant nor any of the Tenant Parties shall have the right to photograph, videotape, film, digitally record or by any other means record, transmit and/or distribute any images, pictures or videos of all or any portion of the Premises or the Project.

22. Tenant shall regularly review the guidelines published by the Public Health Agency of Canada and any provincial and/or local Governmental Agencies, and will implement the practices and procedures suggested thereby, as well as industry standard best practices, to prevent the spread of Infectious Conditions, including, without limitation, COVID-19.

23. Landlord shall have the right to (a) require tenants to implement and enforce reasonable screening protocols intended to identify employees, agents, contractors and visitors seeking access to or accessing the Premises and or the Project exhibiting flu-like symptoms or symptoms consistent with those associated with any currently known or unknown Infectious Conditions including, without limitation, COVID-19 (collectively, “Symptoms”), (b) require tenant employees, agents, contractors and visitors to comply with reasonable screening protocols implemented by Landlord, Landlord’s property manager and/or any operator of Project Amenities, intended to identify individuals seeking access to or accessing the Premises or the Project (including the Project Amenities) exhibiting Symptoms, (c) require tenants to implement and enforce protocols to prohibit individuals exhibiting Symptoms, from accessing the Premises and/or the Project, (d) require tenants to immediately report to Landlord incidences of (i) tenant employees, agents, contractors and visitors accessing the Premises or any portion of the Project while

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exhibiting Symptoms, and/or (ii) tenant employees, agents, contractors and visitors known to have accessed the Premises or the Project being diagnosed with an Infectious Condition including, without limitation, COVID-19, if such diagnosis occurred within 10 days from their visit and provided that Tenant has been informed thereof.

24. Landlord may exclude or expel from the Project any person that has Symptoms associated with any currently known or unknown Infectious Condition including, without limitation, COVID-19.

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EXHIBIT F TO LEASE

REMOVABLE INSTALLATIONS

None.